As filed with the Securities and Exchange Commission on February 2, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM SB-2
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAMELOT ENTERTAINMENT GROUP INC.
(Name of Small Business Issuer in its Charter)

Delaware	7812	52-2195605
State or Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2020 Main Street, Suite 990
Irvine, CA 92614
(949) 777-1090
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
______________

Robert P. Atwell, Chief Executive Officer
2020 Main Street, Suite 990
Irvine, CA 92614
(949) 777-1090
(Name, Address and Telephone Number of Agent for Service)
 ______________

Copies of Communications to:

Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Telephone: (732) 409-1212
Fax: (732) 577-1188

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Units/Shares to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share (1)	28,094,877	(2)	$0.042	$1,348554	$144.30

Total	28,094,877			$1,348554	$144.30

(1) Represents 28,094,877 shares of common stock issuable in connection with the conversion of promissory notes in accordance with the Securities Purchase Agreement dated December 27, 2006 between us and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The price of $0.042 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and is based on the estimated conversion price of the Callable Secured Convertible Notes ($0.07 was the closing price on the date the transaction closed, December 29, 2006, less a 40% discount).

(2) The number of shares being registered for the conversion of the Callable Secured Convertible Notes is 28,094,877 representing approximately 30% of our 93,649,589 common shares issued and outstanding.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

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Preliminary Prospectus subject to completion dated February 2, 2007

PROSPECTUS

28,094,877 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 28,094,877 shares of our common stock issuable to AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the “Selling Stockholders”) in connection with the conversion of notes. The Selling Stockholders may sell their common stock from time to time at prevailing market prices.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “CMEG”. On February 1, 2007, the closing price of our shares was $0.11.

The securities offered in this prospectus involve a high degree of risk and are subject to the “penny stock” rules. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February ___, 2007.

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SUMMARY INFORMATION

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors”, and our Consolidated Financial Statements and the related Notes included in this prospectus before deciding to invest in our common stock. Except as otherwise required by the context, all references in this prospectus to "we", "us”, "our", “CMEG”, or "Company" refer to the consolidated operations of Camelot Entertainment Group Inc., a Delaware corporation, and its wholly owned subsidiaries.

Our Business

We are a vertically-integrated entertainment company focused on creating, producing and distributing quality content across various media channels including feature film, television, radio, the Internet, and various forms of digital media for use in the home or on mobile devices. We were incorporated in Delaware on October 12, 1999 as Dstage.com, Inc. On April 15, 2004, we changed our name to Camelot Entertainment Group, Inc. and changed our business model from pursuing a new approach to venture formation (the Dstage.com Model) to the “Camelot Studio Model” (or “CSM”), which provides for the development, production, marketing and distribution of motion pictures. The CSM attempts to combine the efficiencies realized by studios of the early 1900’s, with the artistic focus and diversity of today’s independent productions. Using this approach, we believe the risk-reward relationship facing the typical film project can be dramatically shifted. For example, whereas a typical film pushes artists and directors to rush development and production in hopes of conserving cash, the CSM extends the pre-production cycle substantially to reduce costs while simultaneously increasing quality. Similarly, whereas a low-budget picture is severely limited by the types of postproduction technology used, due to budget constraints, we intend to invest directly in top of the line technology, spreading the costs over a targeted minimum of 12 original motion pictures each year. The goal of the CSM is to develop the ability to consistently produce films with the look, feel and artistic content of multi-million dollar pictures, for a fraction of the cost.

Our historical operations, as Dstage.com, Inc., consisted primarily of attempting to provide support, organization and restructuring services to other development stage companies. Due to the complete and drastic change in our business focusto producing, distributing and marketing original motion pictures, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied on as an indication of future performance. However, it is still important that you read the audited financial statements, the unaudited interim financials and the related notes included elsewhere in this prospectus in addition to thoroughly reading our current plan of operations.

Our common stock is currently quoted on the OTCBB under the symbol “CMEG”.

Our Contact Information

Our principal executive offices are located at 2020 Main Street, Suite 990, Irvine, CA 92614. We can be reached by calling (949) 777-1090, faxing (949) 777-109 or emailing info@camelotfilms.com. We invite you to visit our website at www.camelotfilms.com for information about our company, products and services.

Going Concern

As reflected in Note 1 to the Financial Statements which accompany this prospectus, our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, we expect operating costs to continue to exceed funds generated from operations. As a result, we expect to continue to incur operating losses and we may not have sufficient funds to grow our business in the future. We can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

To successfully grow the individual segments of the business, we must decrease our cash burn rate, improve our cash position and the revenue base of each segment, and succeed in our ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. We also depend on certain contractors and our executives, and the loss of any of those contractors or executives, may harm our business.

The Offering

Common Stock Offered by Selling Stockholders:	Up to 28,094,877 shares which represents approximately 30% of our 93,649,589 common shares issued and outstanding.

Common Stock to be Outstanding After the Offering:	Up to 121,744,466 shares.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock.

OTCBB Symbol:	CMEG

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Each of the following risks could materially adversely affect our business, financial condition and results of operations, which could cause the price of our shares to decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

Risks Associated with Our Operations

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We have a limited operating history as a motion picture company in which to evaluate our business.

We were incorporated in Delaware on October 12, 1999 as Dstage.com, Inc., a business development organization. On April 15, 2004, we changed our name to Camelot Entertainment Group, Inc. and our business model to motion picture production, distribution and marketing. We have been unable to fully implement this new business model because of financing constraints. To date, we have no revenue and a limited operating history as a motion picture company upon which an evaluation of our future success or failure can be made. Current and future Company assets, including scripts and other properties that may be obtained in the future, may not be suitable for development to the projected forecast for 2007-2008 unless additional financing is secured. No assurances of any nature can be made to investors that the Company will be profitable or that it will remain in business. There can be no assurances that our management will be successful in managing the Company as a motion picture production, distribution and marketing company.

We have incurred significant and continuing losses and may not be able to generate revenues to sustain our operations.

We have experienced significant operating losses since our inception on October 12, 1999. We have incurred net losses of approximately $591,740 and $730,295 for the nine months ended September 30, 2006 and 2005, respectively, and have an accumulated deficit of $12,416,599 at September 30, 2006, all of which related to our previous activities as a business development organization, Dstage.com, and none of which relate to our current activities as a motion picture production, marketing and distribution entity.

We will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with the commencement of income-generating activities (including, but not limited to, salaries of executive, marketing and other personnel). We expect to incur additional losses until such time as we are able to fully implement our new business model and generate sufficient revenues to finance our operations and the costs of expansion. There can be no assurance that the Company will be able to generate such revenues and operate profitably.

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We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could cause us to cease our business operations.

Even with the proceeds generated from this offering and through prior funding, including loans from Company executives, we will need to raise additional funds through public or private debt or sale of equity to achieve our new business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms.

Our ability to grow our company through acquisitions, business combinations and joint ventures, to maintain and expand our development, production and distribution of motion pictures and to fund our operating expenses will depend upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets. Our new business plan requires a substantial investment of capital. At present, we need to generate approximately one million dollars ($1,000,000) annually either through revenue generation or some form of financing to implement our business model. This amount may be adjusted at the time we begin fully implementing our business plan. As a result, there can be no guarantee that we will be able to generate this level of revenue and/or funding, and as a result our ability to remain in business could be adversely affected if we are not successful in developing revenues and/or funding. The production, acquisition and distribution of motion pictures require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues from our motion pictures, if any. This time lapse requires us to fund a significant portion of our capital requirements from private parties, institutions, and other sources. Although we intend to reduce the risks of our production exposure through strict financial guidelines and financial contributions from broadcasters, sub-distributors, tax shelters, government and industry programs and studios, we cannot assure you that we will be able to implement successfully these arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures. If we increase our production slate or our production budgets, we may be required to increase overhead, make larger up-front payments to talent and consequently bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We have been the subject of a going concern opinion for the fiscal years ended December 31, 2005 and 2004 from our independent auditors, which means that we may not be able to continue operations unless we can become profitable or obtain additional funding.

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the fiscal years ended December 31, 2005 and 2004, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We will have to raise additional funds to meet our current obligations and to cover operating expenses through the year ending December 31, 2007. If we are not successful in raising additional capital we may not be able to continue as a going concern.

We are subject to a working capital deficit, which means that our current assets at September 30, 2006 were not sufficient to satisfy our current liabilities.

As of September 30, 2006, we had a working capital deficit of $760,536, which means that our current liabilities of $779,306 exceeded our current assets of $18,770 by that amount on September 30, 2006. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2006 were not sufficient to satisfy all of our current liabilities on that date. We will have to raise additional capital or debt to fund the deficit or cease operations.

If we are unable to retain the services of our executive officers, Robert P. Atwell, George Jackson, and Michael Ellis, or if we are unable to successfully recruit qualified managerial personnel and employees with experience in business and the motion picture industry, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of our executive officers, Robert P. Atwell, President and Chief Executive Officer, George Jackson, Secretary and Chief Financial Officer, and Michael Ellis, Chief Operating Officer. Loss of the services of any of our executive officers could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the lives of our executive officers.

In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting highly skilled creative and production personnel, including producers, executives, cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians, actors, sales and marketing experts, and legal and accounting experts. Although we expect to find qualified candidates to fill these positions, competition is intense and they may be unwilling to work for us under acceptable terms. This could delay production or reduce the quality of our film projects, which would impair our ability to successfully implement our business model.

Also, many of these positions could require us to hire members of unions or guilds. As a result, our ability to terminate unsatisfactory or non-performing workers could be adversely affected by existing union or guild contracts and regulations. This could cause delays in production of our film projects and significantly increase costs.

There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Mr. Atwell, our President, Chief Executive Officer and Chairman owns a controlling interest in our voting stock and investors will not have any voice in our management.

Mr. Atwell, our President, Chief Executive Officer and Chairman, is the beneficial owner of 63.47% of our issued and outstanding common shares and 51.00% of each of our Class A Convertible Preferred Stock (“Class A”) and Class B Convertible Preferred Stock (“Class B”). Each share of Class A entitles the holder to 50 votes and each share of Class B entitles the holder to 1,000 votes. In the aggregate, Mr. Atwell is entitled to cast 5,414,440,485 or 99.37% of the votes in any vote by our stockholders. Thus, Mr. Atwell, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

▪	election of our board of directors;
▪	removal of any of our directors;
▪	amendment of our certificate of incorporation or bylaws; and
▪	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of his ownership and position as a director and executive officer, he is able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

It is likely that additional shares of our stock will be issued in the normal course of our business development, which will result in a dilutive affect on our existing stockholders.

We will issue additional stock as required to raise additional working capital in order to secure intellectual properties, undertake company acquisitions, recruit and retain an effective management team, compensate our officers and directors, engage industry consultants and for other business development activities.

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If we fail to adequately manage our growth, we may not be successful in growing our business and becoming profitable.

We expect our business and number of employees to grow over the next year. We expect that our growth will place significant stress on our operation, management, employee base and ability to meet capital requirements sufficient to support our growth over the next 12 months. Any failure to address the needs of our growing business successfully could have a negative impact on our chance of success.

If we acquire or invest in other businesses, we will face certain risks inherent in such transactions.

We may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If we make such acquisitions or investments or enter into strategic alliances, we will face certain risks inherent in such transactions. For example, we could face difficulties in managing and integrating newly acquired operations. Additionally, such transactions would divert management resources and may result in the loss of artists or songwriters from our rosters. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker-dealers to:

▪	Make a suitability determination prior to selling a penny stock to the purchaser;
▪	Receive the purchaser’s written consent to the transaction; and
▪	Provide certain written disclosures to the purchaser.

Risks Associated with the Motion Picture Production and Distribution Industry

Because the movie industry is intensely competitive and we lack the name recognition and resources of our competitors, we may never generate any revenues or become profitable.

    The motion picture industry is highly competitive. We believe that a motion picture’s theatrical success is dependent upon general public acceptance, marketing technology, advertising and the quality of the production. We intend to produce motion pictures that normally should compete with numerous independent and foreign productions as well as productions produced and distributed by a number of major domestic companies, many of which are units of conglomerate corporations with assets and resources substantially greater than ours. Some of the production and distribution companies that we will compete with are The Weinstein Company, Jerry Bruckheimer Films, Miramax Films, Lions Gate Entertainment Corp., Sony Pictures Entertainment, Inc., New Line Cinema, a subsidiary of Time Warner, Universal Studios, 20th Century Fox Film Corporation, a subsidiary of News Corp., Buena Vista Motion Pictures Group, a collection of affiliated motion picture studios all subsidiaries of The Walt Disney Company, Paramount Pictures Corporation, a subsidiary of Viacom, and Troma Entertainment, Inc. All of these competitors are significantly larger than us, have a long-standing business relationship with customers, vendors and financial institutions, and have established staying power in the industry over the past twenty years.

Our management believes that in recent years there has been an increase in competition in virtually all facets of the motion picture industry. With increased alternative distribution channels for many types of entertainment, the motion picture business competes more intensely than previously with all other types of entertainment activities as well as television. While increased use of pay per view television, pay television channels, and home video products are potentially beneficial, there is no guarantee that we will be able to successfully penetrate these markets. Failure to penetrate these potential distribution channels would have a material adverse impact on our results of operations.

Since our success depends on the commercial success of our motion pictures, which is unpredictable and highly speculative, we may never generate any revenue or become profitable.

The success of a single motion picture project is fraught with an unusually high degree of uncertainty and risk.. A studio or independent producer’s ability to finance a project, execute a successful distribution strategy, obtain favorable press and compete with an unknown quantity of competing releases are just some of the factors that impact the commercial success or failure of a film project. Our strategy involves producing a minimum of 12 motion pictures per year. While the intent is to reduce production risk through this strategy, our plan has the potential to compound risks germane to the industry.

    Each film we produce and distribute should appeal to a given segment of society to achieve acceptance. Although our intent to target niche markets that should require less than broad market acceptance to achieve commercial success, there can be no assurance that this strategy will succeed.

Motion picture production and distribution is highly speculative and inherently risky. There can be no assurance of the economic success of any motion picture since the revenues derived from the production and distribution of a motion picture (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon its acceptance by the public, which cannot be predicted. The commercial success of a motion picture also depends upon the acceptance of competing films released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a motion picture is generally a key factor in generating revenues from other distribution channels. There is a substantial risk that some or all of our motion pictures will not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized.

Theaters are more likely to exhibit feature films with substantial studio marketing budgets. Even if we are able to complete the films and obtain distribution, it is unclear how much should be spent on marketing to promote each film by our distributors.

All of these factors cannot be predicted with certainty. In addition, motion picture attendance is seasonal, with the greatest attendance typically occurring during the summer and holidays. The release of a film during a period of relatively low theater attendance is likely to affect the film’s box office receipts adversely.

Relatively few motion pictures return a profit to investors. There can be no assurance that a motion picture will recoup its production costs. There is a very high degree of risk that any motion picture we may produce will not return all or any portion of our investment.

We may not be able to complete a specific motion picture, which could cost us substantial amounts and potentially adversely affect our other planned productions.

The probability of successfully completing a motion picture project is also laden with an unusually high degree of uncertainty and risks. Movie producers are often involved in several projects at the same time and an active film director is often presented with opportunities to direct many movies. In addition, independent contractors needed to produce the film often have commitments to more than one movie project. Because we may decide to replace key members of our production team if they are unable to perform their duties within our schedule, the availability of qualified personnel to replace key members may not be adequate and as a result our ability to continue and complete a specific production may be put in jeopardy. As a result, we might have to close down a production. That event would have an adverse affect on our planned operations.

If we do not complete the film on schedule or within budget, our ability to generate revenue may be diminished, delayed or even evaporate. Our success depends on our ability to complete the film on schedule and within budget. If a specific film is not completed, we may loose all of the funds paid into a particular project with no way to recoup that investment.

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We intend to distribute our films in foreign countries which may be unpredictable and may have unstable and different governments and/or laws than the U.S.

  We plan to license motion picture and television programming in foreign countries to sub-distributors. If we are at all successful in this regard, a portion of our revenues should be derived from foreign sources. Because of this, our business is subject to certain risks inherent in international trade, many of which are beyond our control. Such risks include, but are not limited to, changes in laws and policies affecting trade, investment and taxes (including laws and policies relating to the repatriation of funds and to withholding taxes), differing degrees of protection for intellectual property, the instability of foreign economies and governments and in some cases an adverse acceptance to a film may occur, resulting in a demand to renegotiate the license agreement’s terms and conditions. In addition, fluctuations in foreign exchange rates may affect our results of operations.

Piracy of the original motion pictures that we plan to produce may reduce our revenues and potential earnings.

  According to industry sources, piracy losses in the motion picture industry have increased substantially, from an estimated $2.2 billion in 1997 to an estimated $3.5 billion in 2002. In certain regions such as Asia, the Eastern bloc countries and South America, motion picture piracy has been a major issue for some time. With the proliferation of DVD format around the globe, along with other digital recording and playback devices, losses from piracy have spread more rapidly in North America and Europe. Piracy of original motion pictures we produce and distribute may adversely impact the gross receipts received from the exploitation of these films, which could have a material adverse effect on our business, results of operations or financial condition.

Our operating results will fluctuate.

  Like all motion picture production companies, our revenues and results of operations could be significantly dependent upon the timing of releases and the commercial success of the motion pictures we distribute, none of which can be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods.

  In accordance with generally accepted accounting principles and industry practice, we intend to amortize film costs using the individual-film-forecast method under which such costs are amortized for each film in the ratio that revenue earned in the current period for such title bears to management's estimate of the total revenues to be realized from all media and markets for such title. To comply with this accounting principle, our management plans to regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis, which may result in a change in the rate of amortization and/or a write-down of the film asset to net realizable value. Results of operations in future years should be dependent upon our amortization of film costs and may be significantly affected by periodic adjustments in amortization rates. The likelihood of the Company's reporting of losses is increased because the industry's accounting method requires the immediate recognition of the entire loss in instances where it is expected that a motion picture should not recover the Company's investment.

Similarly, should any of our films be profitable in a given period, we should have to recognize that profit over the entire revenue stream expected to be generated by the individual film.

Our film production budgets may increase and film production spending may exceed such budgets.

Our future film budgets may increase due to factors including, but not limited to, (1) escalation in compensation rates of people required to work on our projects, (2) number of personnel required to work on our projects, (3) equipment needs, (4) the enhancement of existing or the development of new proprietary technology and (5) the addition of facilities to accommodate the growth of a studio. Due to production exigencies, which are often difficult to predict, it is not uncommon for film production spending to exceed film production budgets, and our projects may not be completed within the budgeted amounts. In addition, when production of each film is completed, we may incur significant carrying costs associated with transitioning personnel on creative and development teams from one project to another. These carrying costs increase overall production budgets and could have a material adverse effect on our results of operations and financial condition.

Our anticipated successive releases of films could place a significant strain on our limited resources.

We anticipate establishing parallel creative teams so that we can develop more than one film at a time. These teams are expected to work on future projects, as we move towards producing 12 films per year. Due to the anticipated strain on our personnel from the effort required for the release of an upcoming film and the time required for creative development of future films, it is possible that we would be unable to release twelve new films in the first year and in subsequent years. We may be required to expand our employee base, increase capital expenditures and procure additional resources and facilities in order to accomplish the scheduled releases of our films. This growth and expansion may place a significant strain on our resources. We cannot provide any assurances that any future film will be released as targeted or that this strain on resources will not have a material adverse effect on our business, financial condition or results of operations. As we move towards achieving 12 films a year, there will likely be additional demands placed on the availability of key people. A lack of availability of key people may adversely impact the success and timing of our future films.

We may implement a variety of new and upgraded operational and financial systems, procedures and controls, including improvement and maintenance of our accounting system, other internal management systems and backup systems. Our growth and these diversification activities, along with the corresponding increase in the number of our employees and our rapidly increasing costs, may result in increased responsibility for our management team. We may need to improve our operational, financial and management information systems, to hire, train, motivate and manage our employees, and to provide adequate facilities and other resources for them. We cannot provide any assurance we will be successful in accomplishing all of these activities on a timely and cost-effective basis. Any failure to accomplish one or more of these activities on a timely and cost-effective basis would have a material adverse effect on our business, financial condition and results of operations.

The decisions regarding the timing of theatrical releases and related products, the marketing and distribution strategy, and the extent of promotional support are important factors in determining the success of our motion pictures and related products. We may enter into agreements with third-parties to assist us in the marketing and distribution of our films, and we may require the marketers and distributors to consult with us with respect to all major marketing and distribution decisions. Said agreements may or may not include: (1) the manner in which distributors may distribute our films and related products; (2) the number of theaters to which our films are distributed; (3) the specific timing of release of our films and related products; or (4) the specific amount or quality of marketing and promotional support of the films and related products as well as the associated promotional and marketing budgets.

We are smaller and less diversified than all of our competitors.

Although we plan to be an independent distributor and producer, we expect to constantly compete with major U.S. and international studios. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels that can provide both means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture and television operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market.

The number of motion pictures released by our competitors, particularly the major U.S. studios, may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially once we begin to produce, market and distribute our films. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we plan to not release our films during peak release times, which may also reduce our potential revenues for a particular release. Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign. Any such change could adversely impact a film’s financial performance. In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

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The limited supply of motion picture screens compounds this product oversupply problem. Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to only ten to 15 films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations or financial condition.

If we are alleged to have infringed on the intellectual property or other rights of third parties it could subject us to significant liability for damages and invalidation of our proprietary rights.

Our business is highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If third parties allege that we have infringed on their intellectual property rights, privacy rights or publicity rights or have defamed them, we could become a party to litigation. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights and/or restrict our ability to publish and distribute the infringing or defaming content. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

Risks Related to Our Common Stock and Its Market

If the ownership of our common stock continues to be somewhat concentrated in shares owned by our management, and mainly Mr. Atwell, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

As of December 15, 2006, Mr. Atwell, our President, Chief Executive Officer and Chairman, and his affiliates, beneficially own or control approximately 99.37% of the votes that may be cast in any stockholder vote. Accordingly, Mr. Atwell and his affiliates will have sole control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. This stockholder may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We have not, and currently do not anticipate, paying dividends on our common stock.

We have never paid any dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and to expand our business.

There is a limited market for our common stock which makes it difficult for investors to engage in transactions in our securities.

Our common stock is quoted on the OTCBB under the symbol “CMEG”. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our company may never realize a profit on their investment.

Our stock is thinly traded, which can lead to price volatility and difficulty liquidating your investment.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. In addition, during the last two fiscal years and subsequent interim period, our common stock has traded as low as $0.015 and as high as $0.16. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including actual or anticipated variations in quarterly and annual operating results and general market perception. An absence of an active trading market could adversely affect our stockholders’ ability to sell our common stock in short time periods, or possibly at all. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our common stock is deemed to be “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

▪	With a price of less than $5.00 per share;

▪	That are not traded on a “recognized” national exchange;

▪	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

▪
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade “penny stocks” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities.

The conversion of the promissory notes from our recent financing is based on an average of the three (3) lowest intraday trading prices of our common stock during the twenty (20) trading day period prior to conversion and the decrease of the intraday trading price will result in issuances of a significant increase of shares resulting in dilution to our stockholders.

The conversion of the promissory notes in our recent financing is based on the applicable percentage of the average of the lowest three (3) intraday trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement is declared effective by the SEC. The price of our common shares may fluctuate and the lower intra-day trading price in the future, will result in a conversion ratio resulting in issuance of a significant amount of our common shares to the promissory note holders. This will result in our present stockholders being diluted.

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Selling Stockholders may impact our stock value through the execution of short sales which may decrease the value of our common stock.

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The Selling Stockholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the Selling Stockholders control a large portion of our common stock, the Selling Stockholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other stockholders.

Shares eligible for public sale in the future could decrease the price of our shares of common stock and reduce our future ability to raise capital.

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the Investors in the recent financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

USE OF PROCEEDS

The Selling Stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the Selling Stockholders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock held by the Selling Stockholders listed below. On December 27, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $1,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the “Investors”). The initial funding of $600,000, of which we received net proceeds of $525,000, was completed on December 29, 2006 (the “Closing Date”). On the Closing Date, the following parties issued callable secured convertible notes as follows: AJW Capital Partners, LLC invested $52,200; AJW Offshore, Ltd. invested $358,800; AJW Qualified Partners, LLC invested $181,800; and New Millennium Capital Partners II, LLC invested $7,200.

The Callable Secured Convertible Notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of Callable Secured Convertible Notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

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The Investors also received the following seven year warrants to purchase shares of our common stock, exercisable at $.15 per share: AJW Capital Partners, LLC - 870,000 warrants; AJW Offshore, Ltd. - 5,980,000 warrants; AJW Qualified Partners, LLC - 3,030,000 warrants; and New Millennium Capital Partners II, LLC - 650,000 warrants (the “Warrants”). The Warrants are not subject to registration rights.

We are presently registering 28,094,877 shares, or 30% of our outstanding common stock, as follows: (i) AJW Capital Partners, LLC - 2,444,254 shares of common stock issuable in connection with the conversion of the callable secured convertible note; (ii) AJW Offshore, Ltd. - 16,800,736 shares of common stock issuable in connection with the conversion of the callable secured convertible note;; (iii) AJW Qualified Partners, LLC - 8,512,748 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and (iv) New Millennium Capital Partners II, LLC - 337,139 shares of common stock issuable in connection with the conversion of the Callable Secured Convertible Notes.

Name of Selling Stockholder (11)	Shares of common stock owned prior to the offering (1)	Percent of common shares owned prior to the offering	Shares of common stock to be sold in the offering	Number of shares owned after the offering	Percent of shares owned after offering

AJW Capital Partners, LLC (7)	0	0	2,444,254 (2)(3)	0	0%

AJW Offshore, Ltd. (8)	0	0	16,800,736 (2)(4)	0	0%

AJW Qualified Partners, LLC (9)	0	0	8,512,748 (2)(5)	0	0%

New Millennium Capital Partners II, LLC (10)	0	0	337,139 (2)(6)	0	0%

* Less than 1%

(1)	Based on 93,649,589 shares issued and outstanding as of February 1, 2007.

(2)
The conversion has been calculated based on the maximum number of shares the investors can receive in accordance with the 8% Callable Secured Convertible Notes, up to 30% of our issued and outstanding common stock. The number of shares set forth in the table for the Selling Stockholders represents an estimate of the number of shares of common stock to be offered by the Selling Stockholders. The actual number of shares of common stock issuable upon conversion of the notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated numbers depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”). Under the terms of the debentures, if the debentures had actually been converted on December 27, 2006, the conversion price would have been $0.036. Under the terms of the debentures, the debentures are convertible by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of the debentures) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the Selling Stockholders exceeds the number of shares of common stock that the selling stockholder could beneficially own at any given time through their ownership of the debentures.

(3)	Represents 2,444,254 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(4)	Represents 16,800,736 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(5)	Represents 8,512,748 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(6)	Represents 337,139 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(7)
AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.

(8)
AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.

(9)
AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.

(10)
New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.

(11)	None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

All of the stock owned by the Selling Stockholders will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered. The Selling Stockholders shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

▪	ordinary brokers transactions, which may include long or short sales,
▪	transactions involving cross or block trades on any securities or market where our common stock is trading,
▪
purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

▪	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
▪	any combination of the foregoing, or by any other legally available means.

In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the Selling Stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

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We will not receive any proceeds from the sale of the shares of the Selling Stockholders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

The Selling Stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Stockholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

Neither the Company nor any of its subsidiaries is a party to any pending or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

Name	Age	Position	Date of Appointment

Robert P. Atwell	52	President, Chief Executive Officer, Chairman	March 19, 2003

George Jackson	45	Secretary, Chief Financial Officer, Director	April 1, 2005

Michael Ellis	55	Chief Operating Officer	March 2006

Jane Olmstead, CPA	51	Director	December 1, 2004

Rounsevelle Schaum	73	Director	October 2002

The principal occupation for the past five years (and, in some instances, for prior years) of each of our directors and officers are as follows:

Robert P. Atwell

Mr. Atwell has served as our Chairman, President and Chief Executive Officer since March 19, 2003, and founded Camelot Films, a subsidiary of our Company, where he served as President since its inception in 1978. As Chief Executive Officer, Mr. Atwell is responsible for all aspects of the Company’s management and operations, including oversight of the Company’s major divisions and subsidiaries, including Camelot Film Group, Camelot Studio Group and Camelot Production Services Group. Mr. Atwell reports directly to the Company’s Board of Directors.

Mr. Atwell has been involved in all phases of feature film production, including research and development, acquisitions, packaging, financing, budgeting and forecasting, writing, casting, pre-production, physical production, post-production, domestic and foreign distribution, sales and marketing, publicity, insurance, completion bonding, syndication, corporate, legal, union negotiation, contract enforcement, product placement and promotion. Mr. Atwell has been involved in the development, financing and production of more than twenty feature film projects during his career. Working primarily behind the scenes, he has developed and implemented domestic and international financing facilities, designed and implemented domestic and international sales and marketing campaigns and established completion bond programs for low budget films. After establishing Camelot Films in New York and its subsequent expansion into London and Los Angeles between 1978 and 1981, Mr. Atwell developed a financing program in 1981 that resulted in the company’s first feature film “One Down, Two To Go” being 100% financed directly from a major international bank utilizing only the negative as collateral. Prior to founding Camelot Films, Mr. Atwell served as vice president of Sunset Productions, where he was responsible for acquisition, finance, production and distribution for the Los Angeles-based company. Mr. Atwell began his career in 1976 with On the Scene Productions, where his responsibilities included the physical production of various publishing, commercial, television and feature film projects.

Mr. Atwell is also the President of The Atwell Group, Inc., which was formed in September of 2003 to consolidate various entities owned by Mr. Atwell, including The Corporate Solution, Inc., where Mr. Atwell served as President and Chief Executive Officer since founding the company in 1978. The Atwell Group specializes in taking on and implementing assignments for a variety of agencies and corporations including general business consulting, corporate restructuring, mergers and acquisitions, corporate investigations and securities administration. Mr. Atwell has attended nine colleges and universities, including Amarillo College, Pasadena City College, National University, Texas Tech University, University of California at Los Angeles, University of Maryland, University of Southern California, University of Texas, and University of Texas El-Paso. Mr. Atwell also served in the United States Army and is a graduate of Pasadena High School in Pasadena, California.

Michael Ellis

Mr. Ellis has served as our Chief Operating Officer since March 2006, and had been a consultant to us since November 2005. Mr. Ellis offers over 25 years of senior executive management experience with an emphasis on technology-driven enterprises from NYSE and NASDAQ listed corporations to emerging-growth startups. He possesses broad expertise in finance, marketing, technology and operations with an emphasis on growing revenues, profits and market valuations for both publicly traded and private entities. Over the years, his highly-effective teams have consistently translated aggressive goals into efficiently executed and highly profitable programs. Successes encompass managing “Profit and Loss” at $450 million and “Capital Expenditures” at $500 million annually, overseeing centerpiece development for the most popular destination attraction in the United States, to rebuilding a NASDAQ global entertainment enterprise, producing record profits for all.

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Before joining us in 2005, Mr. Ellis served as a management consultant between 2002 and 2005, bringing “leading-edge” operational methodologies and technologies, financial savvy plus worldwide contacts to entrepreneurial startup, turnaround and high-growth companies. Mr. Ellis typically functioned in senior executive roles to quickly diagnose, design and implement revenue and profit growth strategies for entities involved in entertainment, hospitality, Internet services, information technologies, telecom, electronics, retail, international trade, real estate services and construction management.

Prior to his consulting endeavors, Mr. Ellis served as the Senior Vice President for Showscan Entertainment, a NASDAQ traded global manufacturer, producer, distributor and licensor of state-of-the-art, location based entertainment attractions plus special venue film and digital media from 1994 to 2001. He performed as both the COO and CTO, updating Showscan’s strategic plan, creating new business/technology alliances and rebuilding the corporate infrastructure. Worldwide responsibilities included operations, engineering, construction, electronics manufacturing, supply chain management, customer services, product development plus film/digital media production and post, sales, marketing, licensing and distribution. In addition, Ellis managed Showscan’s largest customer accounts including Gardaland, Imagine Japan, Universal Studios, Futuroscope, Tokyo Dome and Fox Studios.

Previously, Mr. Ellis was the Corporate Director of Engineering for Knott’s Berry Farm between 1989 and 1993 and was responsible for overseeing design and construction of Mall of America, Knott’s Camp Snoopy, a $100+ million, seven acre enclosed theme park in Minneapolis, MN. In this lead role, Mr. Ellis built a distinguished project team of international consultants and contractors while managing design, construction and operations planning activities. Today, Mall of America is the most visited destination attraction in the U.S. with over 43 million annual visitors.

Before joining Knott’s Berry Farm, Mr. Ellis was a senior executive for divisions of PepsiCo, including Frito-Lay and Taco Bell, from 1978 to 1988, where he built and managed numerous engineering, technology and operations based organizations while overseeing major capital expansion programs. Between 1974 and 1978 Mr. Ellis worked as an engineer for Fiber Industries/Celanese.

Mr. Ellis is a 1973 graduate of North Carolina State University and holds a Bachelor of Science degree in Electrical Engineering.

George Jackson

Mr. Jackson has served as our Chief Financial Officer and Director since April 1, 2005. Mr. Jackson has been a Certified Public Accountant since 1984. He worked with the public accounting firm of KPMG. While at KPMG he worked as a consultant and auditor on many film companies including: Carolco Films, New World Pictures and others. He was the co-founder, CEO and CFO of several fitness centers from 1985 to 1999, and was responsible for managing companies with over $20 million in revenue, 540 employees in the United States and Asia, raising over $10 million in capital, and managing the accounting departments and preparing financial statements for stockholders in the U.S. and Asia. He sold all his fitness center assets to Bally Total Fitness in early 2000, netting a return to stockholders of over 45% on an annual basis. From 2000 to present he has developed more fitness centers in Asia and been a director to several fitness companies. Mr. Jackson graduated from the University of Southern California with a B.S. in Accounting in 1982.

Jane Olmstead, CPA

Ms. Olmstead has been a Director and member of the Audit Committee since December 1, 2004 and has over 20 years experience in the financial and accounting fields, including serving as a Senior Management Consultant with Touche Ross & Co. (currently Deloitte & Touche) for nine years. From December 1, 2004 to March 31, 2005, Ms. Olmstead served as our Interim Chief Financial Officer. Ms. Olmstead's expertise is in strategic business planning, financial systems design and implementation and tax preparation and planning. Her involvement with numerous Fortune 500 companies such as Ford Motor Co., Mobil Oil and Coors resulted in cost savings measures and increases in profitability through the implementation of improved financial and communication systems.

Ms. Olmstead has been an independent auditing and financial consultant for the past ten years. Ms. Olmstead has focused on improving corporate efficiency and effectiveness through a variety of means including: acting as CFO, implementing new procedures, creating reorganization plans, forecasting and planning for future growth. Some of her additional strengths are in asset management, systems integration, budgeting and cost control. Ms. Olmstead graduated magna cum laude from the University of Tennessee with a B.S. in Accounting and a Minor in Statistics. She is currently a member of the Colorado Society of CPAs and the Association of Professional Consultants.

Rounsevelle Schaum

Mr. Schaum has served as a Director since October 2002, and has served as the Chairman of Newport Capital Partners, Inc., an investment banking firm specializing in providing financial advisory services to emerging growth companies for the past twelve years. He is a graduate of Phillips Andover Academy and holds a Bachelor of Science degree in Mechanical Engineering from Stanford University and an MBA from the Harvard Business School. He was also a member of the faculty and Defense Research Staff of the Massachusetts Institute of Technology, where he participated in the development of the computer programs for the Ballistic Missile Early Warning System.

He is a director and chairman of the audit committee of the Quigley Corporation (NASDAQ Symbol “QGLY”) and was a founder and director of Streaming Media Corporation. He was also the Chairman and CEO of BusinessNet Holdings Corporation and has served as a crisis manager for Heller Financial Corporation. He also served on the District Advisory Council of the U.S. Small Business Administration; as Chairman of the California Small Business Development Corporation, a private venture capital syndicate; and was the founder and Managing Director of the Center of Management Sciences, a consulting firm serving the aerospace industry.

Mr. Schaum was the principal author of the “Weapon Systems Management Guide” under contract to the Office of the Secretary of Defense. Mr. Schaum resides in Newport, Rhode Island, where he has been active in civic affairs. He is a member of the Naval War College Foundation and a director of the Newport Historical Society.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have had a standing audit committee since our inception.

Audit Committee

Our current audit committee consists of two members, Jane Olmstead and George Jackson. Ms. Olmstead is an independent director and our audit committee financial expert. Ms. Olmstead was appointed to the Audit Committee in December 2004 and Mr. Jackson was appointed to the Audit Committee at the beginning of the second quarter of 2005.

Significant Employees

None.

Family Relationships

No family relationships exist among our directors or executive officers.

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Involvement in Certain Legal Proceedings

To our knowledge, during the past five years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

We have adopted a Code of Business Conduct that applies to all our directors, officers (including our principal executive officer and principal financial officer) and employees. Once we complete the redesign of our website, the Code of Business Conduct can be found at www.camelotfilms.com. We plan to also post on this section of our website any amendment to the Code of Business Conduct, as well as any waivers that are required to be disclosed in accordance with Securities and Exchange Commission or market regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our capital stock, as of February 1, 2007, for: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than 5%of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Common Stock	Robert P. Atwell (1) (3)	59,440,485	63.47%

Common Stock	George Jackson (1)	2,455,372	2.62%

Common Stock	Jane Olmstead (1)	1,859,552	1.99%

Common Stock	Rounsevelle Schaum (1)	--	--

Common Stock	Michael Ellis (1)	--	---

Common Stock	All officers and directors as a group (5 in number)	63,755,409	68.08%

Class A Convertible Preferred Stock	Robert P. Atwell (1)	5,100,000	51%

Class A Convertible Preferred Stock	All officers and directors as a group (1 in number)	5,100,000	51%

Class B Convertible Preferred Stock	Robert P. Atwell (1)	5,100,000	51%

Class B Convertible Preferred Stock	All officers and directors as a group (1 in number)	5,100,000	51%

(1) The person listed is an officer and/or director of the Company and the address for each beneficial owner is 2020 Main Street, Suite 990, Irvine, CA 92614.

(2) Based on 93,649,589 common shares issued and outstanding as of February 1, 2007.

(3) Includes shares issued to The Atwell Group, Inc., Eagle Consulting Group, Inc., and The Corporate Solution, for which Mr. Atwell is the President, and shares issued to Mr. Atwell’s wife.

DESCRIPTION OF SECURITIES

We are authorized to issue 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which 10,000,000 shares have been designated Class A Convertible Preferred Stock and 10,000,000 shares have been designated Class B Convertible Preferred Stock. As of February 1, 2007, there were issued and outstanding 93,649,589 shares of common stock, 5,100,000 shares of Class A Convertible Preferred Stock and 5,100,000 shares of Class B Convertible Preferred Stock. Only common stock is offered in this prospectus.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

We have authorized 50,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which 10,000,000 shares have been designated Class A Convertible Preferred Stock and 10,000,000 shares have been designated Class B Convertible Preferred Stock. Our Board of Directors has the authority, without further action by the stockholders, to issue from time to time the blank check preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Class A Convertible Preferred Stock

The Class A is reserved for employees, consultants and other professionals retained by the Company, and ranks junior to the Class B as to the payment of dividends and distribution of assets. Dividends are payable only if declared by the Board of Directors and are not cumulative. Each share of Class A Convertible Preferred Stock entitles the holder to 50 votes, and is convertible into 2 common shares upon demand.

Class B Convertible Preferred Stock

The Class B is reserved for the Board of Directors, and ranks senior to the Class A as to the payment of dividends and distribution of assets. Dividends are payable only if declared by the Board of Directors and are not cumulative. Each share of Class B Convertible Preferred Stock entitles the holder to 1,000 votes, and is convertible into 10 common shares, once the thirty day moving average bid price of the common stock is at or exceeds $0.15 per share. In the event of liquidation, holders of Class B shall rank senior to Class A holders and are entitled to $1.00 per share held of Class B.

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Convertible Notes

On December 27, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $1,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the “Investors”). The initial funding of $600,000, of which we received net proceeds of $525,000, was completed on December 29, 2006 (the “Closing Date”). On the Closing Date, the following parties issued callable secured convertible notes as follows: AJW Capital Partners, LLC invested $52,200; AJW Offshore, Ltd. invested $358,800; AJW Qualified Partners, LLC invested $181,800; and New Millennium Capital Partners II, LLC invested $7,200.

The Callable Secured Convertible Notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of Callable Secured Convertible Notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

Warrants

Based on our recent financing, we issued the following seven year warrants to purchase shares of our common stock, exercisable at $.15 per share: AJW Capital Partners, LLC - 870,000 warrants; AJW Offshore, Ltd. - 5,980,000 warrants; AJW Qualified Partners, LLC - 3,030,000 warrants; and New Millennium Capital Partners II, LLC - 650,000 warrants. Each Warrant entitles the holder to one share of our common stock and is exercisable for seven years from December 27, 2007. The Warrants are not subject to registration rights.

In connection with the recent financing and pursuant to a Structuring Agreement, we also issued to Lionheart Associates, LLC d/b/a Fairhills Capital (“Lionheart”) warrants representing the right to purchase up to 582,609 shares of our common stock under the same terms as the Warrants issued to the Investors.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, retained as our independent legal counsel in connection with our recent financing transaction, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Epstein, Weber & Conover, PLC, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of any duty owed to our stockholders or us.

In addition, we have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

Business Development

Background of the Company

We are a vertically integrated media enterprise that creatively conceptualizes, finances, produces, and distributes original entertainment content across various media, including motion pictures, television, interactive gaming, radio and a multitude of digital media channels. We were originally incorporated in Delaware on October 12, 1999 as Dstage.com, Inc. with the intention to provide support, organization and restructuring services to development stage companies. From then, until March 31, 2003, the Company's activities consisted of developing its business plan, raising capital, business plan implementation, recruiting a management team and entering into new ventures and alliances with affiliates. On March 31, 2003, we underwent a restructuring which resulted in a new management team and the adoption of a new business model to pursue the development, production, marketing and distribution of motion pictures. On April 15, 2004, we changed our name to Camelot Entertainment Group, Inc. (“CMEG”), and incorporated its refined business model of developing, producing, marketing and distributing motion pictures, television and digital media.

Since inception and continuing into 2006, we had been in the development stage and our activities consisted of raising capital, recruiting a management team and entering into ventures and alliances with affiliates. During 2006, we stepped up operations and began the process of identifying and selecting various projects to be produced by the Company. As a result, we have entered into various verbal and written option agreements on projects to be developed and produced through our Camelot Film and Media Group division. Our urban film division, which is part of our film and media group, is completing a feature length documentary which we expect will be available for distribution during the second quarter of 2007. Our studio group division has begun the process of potentially acquiring the rights to build our first studio project in Orange County, California. We expect to have a final decision on whether or not we will be able to acquire those rights at some point during the second quarter of 2007. Further, we are in the process of retaining consultants and other experts to assist us in implementing our business model. To date, the Company has substantially relied on issuing stock to officers, directors, professional service providers and other parties in exchange for services and technology. As our operations begin to grow, it becomes even more critical for us to be able to attract and secure the necessary financing to sustain these activities. If we are unable to do so, our ability to continue as a going concern would be adversely affected.

During 2004 and 2005 we acquired three companies, Camelot Films, Inc., a Nevada corporation, Camelot Films, Inc., a California corporation, and Camelot Films, Inc., a Delaware corporation, all of which are our wholly-owned subsidiaries. None of the corporations have current operations, assets or liabilities. Each newly acquired subsidiary will handle a specific area of our business model, including, but not limited to, production services, marketing, distribution and our new family film division.

In the second quarter of 2005, we incorporated Ferris Wheel Films, Inc., a Nevada corporation and wholly owned subsidiary of us, to establish a family film division dedicated to developing, producing, marketing and distributing specifically family films domestically and internationally.

Fiscal year 2005 saw us take the initial steps in setting up European operations in order to better facilitate potential funding and production opportunities in Europe. The first step in this process was to be the retention of a business consultant to represent us at the Berlin Film Festival during the first quarter of 2005. In the second quarter of 2005, we formed Camelot Distribution Group, Inc. and hired Chris Davis International, Inc. to consult with us and help develop our international film distribution subsidiary. Camelot Distribution Group, Inc. was incorporated in Nevada in the second quarter of 2005 and is also a wholly owned subsidiary of Camelot Entertainment Group, Inc. In May 2006 we entered into a binding letter of intent to acquire Elemental Pictures, Inc., a production company with limited operations in Capetown, South Africa, Majorca, Spain, Berlin, Germany, and most recently in Seoul, South Korea. Elemental has three motion pictures in pre-production, and is actively developing a horror trilogy which they expect will be ready for pre-production during the summer of 2007. Elemental has generated limited revenues to date, mostly through production service contracts in South Africa and Majorca Spain. Until we finalize a formal agreement to acquire Elemental and the their pictures are produced and distributed, we do not expect any financial impact on our Company. We anticipate entering into a formalized agreement with Elemental during the first or second quarter of 2007.

We are comprised of the following three top-level divisions that can act in concert on its projects or autonomously as circumstances warrant.

▪	Camelot Film & Media Group
▪	Camelot Studio Group
▪	Camelot Production Services Group

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Camelot Film & Media Group is responsible for all content production and distribution. It is organized into five operational units:

▪	Camelot Films
▪	Camelot Features
▪	Camelot Distribution
▪	Camelot Television
▪	Camelot Digital Media

Camelot Studio Group is solely focused on the development, financing, design, planning, building, completion and operation of the major West Coast production studio, which Camelot is currently proposing to locate in the Advanced Technology & Education Park (“ATEP”) complex, which would include the following entities:

▪	Studio Development
▪	Business Development
▪	Master Developer
▪	Counsel
▪	Academic Program Development

Camelot Production Services Group is comprised of five divisions:

▪	Technology
▪	Radio and Music
▪	Consulting
▪	Financial Services
▪	Event Management

Our New Camelot Films Business Model

The new management team developed a new Camelot Films business model for implementation during 2004 and 2005 and continued to enhance its model during 2006. The plan attempts to combine the efficiencies realized by studios of the early 1900s, with the artistic focus and diversity of today's independent productions. Using this approach, the Company believes the risk-reward relationship facing the typical film project can be dramatically shifted. Three key ingredients of the business model are financial transparency, full-time annualized employment and employee revenue/stock ownership.

For example, whereas a typical film pushes artists and directors to rush development and production in hopes of conserving cash, the Camelot model extends the pre-production cycle substantially to reduce costs while simultaneously increasing quality. Similarly, whereas a low-budget picture is severely limited by the types of postproduction technology used, due to budget constraints, Camelot intends to invest directly in top of the line technology, spreading the costs over a minimum 12 original motion pictures each year. The goal is to develop the ability to consistently produce films with the look, feel and artistic content of multi-million dollar pictures, for a fraction of the cost.

We believe that only a fraction of the writers, directors, actors and other film production personnel actively seeking motion picture projects are successful in any given year. Similarly, we believe that only a small fraction of films in production in any given year will actually be released and an even smaller percentage will generate profits. As a result, it is our opinion that independent filmmakers are often willing to go to great lengths to get a picture made, sacrificing not only their current standard of living, but also their claim to potential profits made by the film. Despite these concessions, relatively few succeed. Our business model is intended to overcome these obstacles for writers, producers, directors, actors and other personnel that wish to actively participate in original motion picture projects and are willing to accept incentive and stock based compensation for a portion of their efforts, while still receiving full compensation and benefits.

We believe that our plan to create our motion pictures should succeed because our management team has worked extensively in all phases of motion picture production. In addition, we are actively seeking to bolster our management team with executives who have extensive experience in not only motion picture production, distribution and marketing, but also in television and other related fields. This combined experience led our management team to a number of beliefs upon which our business model for creating our product is founded. These key views are:

•	The manner in which development and pre-production activities are managed can have the largest impact on the quality, creative content and the cost of creating a motion picture.

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There are a number of factors that make it difficult for most production companies to invest large amounts of time and a proportionally large share of a motion picture’s overall budget into development and pre-production activities.

•
The factors that make it difficult for many motion picture projects to invest a major share of a film’s time and financial resources into development and pre-production activities may have created a pervasive business culture that emphasizes moving projects towards principal photography too quickly.

•	A very small percentage of all writers that want to have their screenplays become completed motion picture projects will ever realize this ambition.

•	A very small percentage of all directors will participate in principal photography in any given year.

•	The percentage of qualified actors that never have the opportunity to participate in a completed original motion picture that is released commercially is substantial.

•	There are large periods of unemployment for many individuals involved in motion picture production.

We believe that these observations suggest that the capacity to create motions pictures, in terms of employable professionals, is far higher than the current demand of existing film production companies for these services. However, we also believe that growth in motion picture consumption worldwide has created increased demand for original motion pictures in general. As a result, we anticipate that the underemployed, or unemployed, directors, writers and other film professionals could help fill a void for low cost, quality original motion picture production, given the right mix of incentives and business structure.

Successfully creating such low cost, but relatively high quality pictures might result in a higher per picture financial return and a lower breakeven point for each film produced. Also, by distributing these pictures primarily through in-house distribution professionals, the per picture return might be increased even further, enabling more motion pictures to be produced by us annually and thereby diversifying the risk associated with any single film project. These beliefs form the foundation for our planned business model and strategy.

The Motion Picture Industry

The motion picture industry consists of two principal activities: production and distribution. Production involves the development, financing and production of feature-length motion pictures. Distribution involves the promotion and exploitation of motion pictures throughout the world in a variety of media, including theatrical exhibition, home entertainment, television and other ancillary markets.

General. According to the Motion Picture Association’s U.S. Theatrical Market: 2005 Statistics, overall domestic box office revenue was approximately $9.0 billion in 2005. Although it fluctuates from year to year (including a moderate decline from 2004 to 2005), the domestic motion picture industry has grown in revenues and attendance over the past 10 years, with box office receipts up 63.7% and admissions up 11.1% from 1995 to 2005. However, revenues and attendance numbers have remained fairly flat from 2002 to 2005.

Competition. Major studios have historically dominated the motion picture industry. The term major studios is generally regarded in the entertainment industry to mean: Universal Pictures (“Universal”); Warner Bros.; Twentieth Century Fox; Sony Pictures Entertainment (“Sony”); Paramount Pictures; and The Walt Disney Company (“Disney”). Competitors less diversified than the major studios include Dreamworks SKG (now owned by Paramount), The Weinstein Company, Jerry Bruckheimer Films, Miramax Films, Lions Gate Entertainment Corp., New Line Cinema, Newmarket Films, Motion Picture Distribution LP and IFC Entertainment.

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Despite the limited resources generally available to independent studios, independent films have gained wider market approval and increased share of overall box office receipts in recent years. Past successful independent films such as My Big Fat Greek Wedding, Bend It Like Beckham, Saw II and Crash highlight moviegoers’ willingness to support high quality motion pictures despite limited pre-marketing and production budgets.

Product Life Cycle. Successful motion pictures may continue to play in theaters for more than three months following their initial release. Concurrent with their release in the United States, motion pictures are generally released in Canada and may also be released in one or more other foreign markets. After the initial theatrical release, distributors seek to maximize revenues by releasing movies in sequential release date windows, which are generally exclusive against other non-theatrical distribution channels:

Typical Film Release Windows*

	Months After		Approximate
Release Period	Initial Release		Release Period

Theatrical	—		0-3 months
Home video/ DVD (1st cycle)	3-6 months		1-3 months
Pay-per-transaction (pay per-view and video-on-demand)	4-8 months		3-4 months
Pay television	9-12 months	**	18 months
Network or basic cable	21-28 months		18-60 months
Syndication	48-70 months		12-36 months
Licensing and merchandising	Concurrent		Ongoing
All international releases	Concurrent		Ongoing

*	These patterns may not be applicable to every film, and may change with the emergence of new technologies.

**	First pay television window.

Production. The production of a motion picture begins with the screenplay adaptation of a popular novel or other literary work acquired by the producer of the motion picture or the development of an original screenplay based upon a story line or scenario conceived or acquired by the producer. In the development phase, the producer may seek production financing and tentative commitments from a director, the principal cast members and other creative personnel. A proposed production schedule and budget are prepared. At the end of this phase, the decision is made whether or not to “greenlight,” or approve for production, the motion picture.

After greenlighting, pre-production of the motion picture begins. In this phase, the producer engages creative personnel to the extent not previously committed, finalizes the filming schedule and production budget, obtains insurance or self insures and secures completion guaranties, if necessary. Moreover, the producer establishes filming locations, secures any necessary studio facilities and stages and prepares for the start of actual filming.

Principal photography, or the actual physical principal production and filming of the screenplay, generally extends on the average from 4 to 16 weeks, with some schedules extending out as much as 52 weeks, depending upon such factors as budget, location, weather and complications inherent in the screenplay. Following completion of principal photography, the motion picture enters what is typically referred to as post-production. In this phase, the motion picture is edited, opticals, dialogue, music and any special effects are added, and voice, effects and music soundtracks and pictures are synchronized. This results in the production of the negative from which release prints of the motion picture are made. Major studios and independent film companies hire editors, composers and special effects technicians on the basis of their suitability for a particular picture.

The production and marketing of theatrical motion pictures at the studio level requires substantial capital. The costs of producing and marketing motion pictures have increased substantially in recent years. These costs may continue to increase in the future at rates greater than normal inflation, thereby increasing the costs to us of our motion pictures. Production costs and marketing costs are generally rising at a faster rate than increases in either domestic admissions to movie theaters or admission ticket prices, leaving all producers of motion pictures more dependent on other media, such as home entertainment, television, and foreign markets.

Distribution. The distribution of a motion picture involves the licensing of the picture for distribution or exploitation in various markets, both domestically and internationally, pursuant to a release pattern. These markets include theatrical exhibition, non-theatrical exhibition (which includes airlines, hotels and armed forces facilities), home entertainment (including rental and sell-through of video and DVD), presentation on television (including pay-per-view, pay, network, syndication and basic cable) and marketing of the other rights in the picture and underlying literary property, which may include publishing, merchandising and soundtracks. The domestic and international markets generally follow the same release pattern, with the starting date of the release in the international market varying from being concurrent with the domestic theatrical release to being as long as nine months afterwards. A motion picture typically is distributed by a major studio or one or more distributors that acquire rights from a studio or other producer in one or more markets or media or a combination of the foregoing.

Both major studios and independent film companies often acquire pictures for distribution through a customary industry arrangement known as a “negative pickup,” under which the studio or independent film company agrees before commencement of or during production to acquire from a production company all domestic rights, and in some cases some or all of the foreign rights, to a film upon completion of production, and also acquire completed films, as well as all associated obligations.

Business of Issuer

Our Products and Services and their Markets

We are engaged in the development, production, marketing and distribution of original motion pictures. Our objective is to develop, produce, market and distribute 12 pictures annually. Our initial plans call for a slate of 36 pictures, with a total cash investment of $15,000,000 for the slate. We plan to operate on an annual budget basis, allocating expenses over the planned 12 pictures we expect to produce annually. By utilizing production teams that will be hired on an annual basis, our cost allocation per film project is reduced significantly, in some cases by 30% to 40%. The elements of our annual budget will include cash, deferments, corporate contributions and utilization of our common stock. Each picture is expected to have a 12 month production cycle, including 6 months of pre-production, 2 months of physical production and 4 months of post-production. Our plan is to market and distribute all of our pictures ourselves through our Camelot Distribution subsidiary, thereby keeping as much control as possible over the revenues generated by our productions.

Key Components of the Production Process

  The key components of motion picture production are generally viewed as consisting of development, pre-production, production or principal photography, post-production, marketing and distribution. While these terms are used in similar ways by many major studios and independent productions, the relative resources of the parties involved in producing an original motion picture have a meaningful impact on both the scale and scope of the specific activities these components are comprised of. For example, in a major studio production, the post-production phase may include use of numerous special effects professionals and companies, composers and music editors, in addition to other personnel. This is in contrast to many independent productions that might be able to fit a music editor into their budget, but may not be able to afford hiring a composer to create an original score, much less an orchestra to perform and record the score. Similarly, many independent productions might not be able to afford hiring a leading special effects company for months at a time, but may be able to fit some stock special effects footage into a production or hire an editor that also has some experience with editing special effects. As our business model depends to a large extent on our ability to efficiently mitigate some of these differences, our description of the motion picture production process includes certain references to our perception of differences between major studio productions and independent productions.

Development

  In general, the development phase of motion picture production begins with converting a concept or literary work into a script. In certain cases, a completed script, or screenplay, may already exist, and require a studio or independent producer to acquire rights to the script. Such rights could be an outright purchase of a literary work or an option to purchase the literary work or script. In the case of a major studio, the next steps in the development phase of a motion picture could often involve developing a budget, getting contingent commitments from talent such as directors and cast members, and assessing the overall creative potential of the project. Independent productions generally conduct similar activities; the key difference is often that an independent producer has substantially less financial and human resources with which to execute these activities. As a result, certain independent productions must seek external financing from private investment sources to enable shaping the motion picture concept into an attractive package that could hopefully result in raising additional funds needed to actually produce the motion picture.

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  In the case of studios and independent production companies, their staffs actively seek and participate on the acquisition of completed scripts or developing scripts into motion picture projects, usually with either in-house producers or non-affiliated producers who specific projects they desire to produce. Once the screenplay or story rights have been secured, talent is lined up, a budget and production schedule has been created, the package is presented to decision-makers at the studio or independent production company that either approves the project, or “greenlights” the project, or declines the project. If the project is approved, it moves into the pre-production phase.

  The decision whether to “greenlight,” or proceed with production of, a film is a diligent process that typically involves numerous key executives of a major studio, in contrast to an independent company where possibly the entire process might be handled by just one person. Generally, the production division presents projects to a committee comprised of the heads of a studio’s production, distribution, home entertainment, international, legal and finance departments. In this process, scripts are discussed for both artistic merit and commercial viability. The committee considers the entire package, including the script, the talent that may be attached or pursued and the production division’s initial budget. They also discuss talent and story elements that could make the product more successful. Next, the heads of domestic and international distribution prepare estimates of projected revenues and the costs of marketing and distributing the film. The studio’s finance and legal professionals review all of the projections, and the committee decides whether the picture is worth pursuing by balancing the risk of a production against its potential for financial success. The studio may seek to mitigate the financial risk associated with film production by negotiating co-production agreements, pre-selling international distribution rights and capitalizing on government subsidies and tax credits. In addition, a studio might attempt to minimize its production exposure by structuring deals with talent that provide for them to participate in the financial success of the motion picture in exchange for reducing up-front payments.

Pre-Production

In general, the pre-production phase of motion picture production involves executing binding engagements of creative personnel, scouting and securing locations for principal photography, firming up the filming schedule and budget, and taking all other steps necessary to facilitate actual filming during the production, or principal photography, phase.

Production/Principal Photography

Principal photography, or production, is the phase where actual filming of the motion picture takes place. The actors, producers, directors, staff, locations and equipment that were engaged and planned for in the pre-production phase must be brought together to create the primary film footage that should enable a meaningful creative work to be edited into a quality finished product. While the planning that took place during the pre-production phase is a critical success factor, a large amount of uncertainties exist that can positively, or negatively, impact outcomes of the production phase. For example, weather may cause delays in the shooting schedule, talent may become injured or sick and the director may not be able to extract the quality of performances desired from actors. In the case of a major studio production, access to capital may enable more resources to be deployed to mitigate these risks. In the case of an independent production, these uncontrollable factors may be more likely to result in the failure to complete a motion picture of the quality envisioned during the pre-production phase.

Post-Production

Following the last date of principal photography, the film footage produced during that phase enters the post-production phase. Post-production is the phase where the film footage captured in the production phase is enhanced and edited into a form that should, hopefully, strike a cord with the target audience upon release of the completed motion picture. This phase includes activities such as adding voices as needed, opticals, music, special effects, soundtracks, and even additional film footage. These elements must be brought together symbiotically, to create a completed negative ready to be converted into release prints. This phase has a substantial impact on how an audience perceives the work that was performed during the principal photography phase. For instance, although the performances of actors and directors may have been excellent during the principal photography phase, if the sound, sequence of visuals and events are not brought together in the proper manner, the end result may not be artistically or commercially viable. For major studios, hiring the best available consultants, editors or other parties to remedy, at least partially, such an outcome can often mitigate such an event. Few independent productions can access such resources without exceeding the projected revenues required to deliver a potential return to their investors.

The Completion Bond

In order to minimize the risk of budget overruns and to add an additional level of protection for us, a completion bond, also known as a completion guaranty, is expected to be required for each production. A completion bond is a form of insurance which provides that, should the producers of a film run into significant problems completing the film, the bond company would:

•	advance any sums in excess of the budget required to complete and deliver the film;

•	complete and deliver the film itself; or

•	shut-down the production and repay the financier all monies spent thus far to produce the film.

In addition to ensuring that the film is completed within budget, the bond company should also be responsible for ensuring that the film is delivered within a pre-determined schedule, follows the script and is technically suitable for exhibition in theaters. The bond company usually places certain restrictions and limitations on us to ensure that the production is following a pre-determined schedule. For example, the completion bond agreement normally contains a cash flow schedule that sets forth the timing and amounts of cash advances required to finance production of the film. We expect to be required to deposit funds in a specific production account in accordance with this cash flow schedule.

Fees for the completion bond are normally paid out of a particular’s film budget. These fees, or premiums, can range anywhere from 2.5% to 6% of a specific budget. When higher rates are charged, it usually reflects the level of risk involved with a film as determined by the bond company. In most cases, if a high fee is charged initially, the agreement with the bond company will normally contain a rebate provision that kicks in if the bond is not called. We plan to negotiate with a completion bond company to insure our entire slate of films, which will hopefully minimize the costs while standardizing the production requirements as deemed applicable by the bond company.

The completion bond company could have the right to take over a production if they determine that the film is significantly behind schedule or over budget, or that the production is otherwise not proceeding in a satisfactory manner. This could include the right to replace any member of the production team. The involvement of the completion bond company comes to an end when the film is delivered, or production monies are refunded, in accordance with the terms and conditions of the specific completion bond.

In order to receive a completion bond from a reputable company, we normally have to submit a budget, script, shooting schedule and other production elements for their analysis and approval. Typically, a completion bond cannot be issued until all material aspects of the production have been determined, such as final locations, cast and crew. These aspects are normally determined throughout the pre-production phase.

A completion bond is usually subject to a number of important limitations and normally does not reimburse us for losses that result from certain occurrences, including, but not limited to, distribution expenses; residual payments due to creative guilds, such as the Screen Actors Guild; gross or net profit participations granted as contingent compensation to actors or production personnel; elements of the film that are not included in the approved screenplay, budget or production schedule; insolvency; illegal or fraudulent acts; violation of any collective bargaining agreements; failure to obtain any necessary rights to use copyrighted works, such as music; failure to obtain required insurance coverage; failure to fulfill any conditions required by cast members that causes them to abandon their commitment to the film; currency fluctuations in the event the film is produced in another country, such as Canada; natural disasters; acts of war; or other force majeure events.

Distribution Methods for Our Products and Services

Marketing and Distribution

The key components of motion picture distribution include licensing the film for exploitation in the United States and internationally, marketing the film to and working with exhibitors, promoting the film to and working with members of the entertainment press and marketing the film to the general public. The distribution process involves additional complexities and uncertainties beyond those incurred in producing the motion picture, along with the related capital requirements. As a result, most independent productions rely on agreements with the distribution arms of major studios, sales agents engaged to market the film to a distributor, independent distributors, or a similar partnership arrangement that essentially engages the distribution expertise of a third party to get their production to market.

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One of the major roles of a distributor, in addition to their relationships with theatrical and non-theatrical outlets, is the ability of these parties to measure the expected demand for a given motion picture. This is a critical function, because ideally such assessment should help determine an effective advertising and print budget for the project. A motion picture release print is the media that in most cases is used by exhibitors and theaters to present the motion picture to their patrons. The projected demand for a film project can directly influence the number of prints made, which is important because each print is rather costly. Similarly, the number and types of geographic locations, or markets, the film could be released in normally influences the mix and cost of advertising expenditures. According to the MPAA, the average print and advertising costs per release per member, as reported by the MPAA, totaled $36.2 million. Combining this total with the $60 million reported average MPAA member costs to produce film, or motion picture negative, results in an average production and distribution cost of $96.2 million. When one considers that the average box office revenue per release for these members was only $37.3 million, and for all new releases the average was $15.4 million, the financial risks of distributing and producing a motion picture should become clearer. Very few independent productions have direct access to such capital, making their reliance on distributors and distribution partners essential.

In general, an independent production attempts to enter into an agreement with a sales agent, or distributor, by which the distributor plans to market the film to outlets and consumers. The amount of the distributor’s fee, and therefore the amount of remaining profits, if any, is largely dependent on the films anticipated gross receipts, and how contract terms define the gross receipts. As a result, such fees can vary greatly depending on the nature of the distribution contract as well as the scale and timing of gross receipts. Under some arrangements fees can be as low as 12.5%, in others 35%, or even higher.

In most cases, the distributor offers to pay for prints and advertising, sparing the independent production these up front, fixed costs and the associated risk. However, as the film generates gross receipts, the distributor has the ability to offset the percentage of such receipts otherwise payable to the independent production by the amount expended for prints and advertisements until the distributor has recouped such amount. Such arrangements are sometimes referred to as a net agreement, or net deal. In other cases, an independent production may negotiate to receive its share of the proceeds as gross receipts materialize. Under this type of arrangement, the distributor might still pay for prints and advertising, but might take a higher share of the gross receipts than otherwise payable under a net agreement.

Foreign Distribution

Foreign distribution is generally taken care of by a distributor which coordinates worldwide sales in all territories and media. Overseas film sales companies rely on local subdistributors to physically deliver the motion picture and related marketing materials and to collect revenues from local exhibitors and other local distributors of the film. Typically, the territorial rights for a specific medium such as television exhibition are sold for a "cycle" of approximately seven years to fifteen years, and in some cases even longer, after which the rights become available for additional cycles.

Foreign distribution is normally handled in one of the following ways:

1. Sales Agency Representation. A Sales Agent undertakes to represent and license a motion picture in all markets and media on a best-efforts basis, with no guarantees or advances, for a fee ranging from 12.5% to 25%, and typically for a term ranging from seven to fifteen years.

2. Distribution. A distributor may provide the producer of the film a guarantee of a portion of the budget of the project. This guarantee may be in the form of a bank commitment to the producer, secured by license agreements with foreign licensees, which is used by the producer to finance the production.

Typically, a distributor would receive a distribution fee ranging from 12.5% to 35% over a term ranging from 15 years to perpetuity. In addition, the distributor may negotiate, or otherwise acquire, a profit participation in the film project.

Once the rights to a picture are obtained (either as sales agent or distributor with minimum guarantee), the distributor then seeks to license its rights to subdistributors in the territories for which it has acquired distribution rights. In general, the grant of rights to the subdistributors includes all media in their respective territories other than satellite, although satellite is included in some subdistributors' territories.

The subdistributor in each territory generally pays for its distribution rights with a down payment at the time the contract is executed with the balance due upon delivery of the picture to the subdistributor. In some cases, payments may be extended over a longer period of time, especially when the production does not live up to the expectations of the subdistributor. Delivery normally occurs upon the distributor’s acceptance of the master negative and its obtaining access to certain items necessary for the distribution of the film. In some instances, the subdistributors' obligations for the payment due on delivery can be secured by a letter of credit.

Most films are sold either directly to a buyer that has a pre-existing relationship with the distributor, or at one of the several film markets that take place throughout the world. Although there are a number of film markets each quarter, historically, major sales take place primarily at the MIF in Cannes, France each May and at the American Film Market in Los Angeles, each November.

In general, after cash advances to a subdistributor, if any, are recouped, the distributor applies the distribution receipts from its subdistributors first to the payment of commissions due to the distributor, then second to the recovery of certain distribution expenses, then to the reimbursement of the distributor for its minimum guarantee or advance, if any, and then finally any remaining distribution receipts are shared by the distributor and the producer according to the percentages negotiated in the agreement between the distributor and the producer.

Competition

General

We face competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation and other cultural activities. We compete with the major studios, numerous independent motion picture and television production companies, television networks and pay television systems for the acquisition of literary and film properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing. In addition, our motion pictures compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies. As mentioned above, we compete with major domestic film studios which are conglomerate corporations with assets and resources substantially greater than ours, including several specialty or classic divisions.

Competitive Strengths

To achieve our goals of being a leading independent producer and distributor of feature films, we plan to exploit our competitive advantages, which we believe includes our experience in developing, preparing, producing, finishing, marketing and distributing low budget, independent films utilizing a unique and efficient business model that attempts to minimize costs while maximizing quality and ultimately attracting the broadest possible consumer base for our productions. We believe that once our initial slate of pictures begins to reach market, our reputation and ability to produce and distribute quality films at the lowest possible price while at the same time maximizing economic potential for all those working with us should make us an attractive place for independent filmmakers, whether new or experienced, whether young or old.

Our disciplined approach to the development, preparation, production, post-production, marketing and distribution of feature film content should hopefully enable us to establish and maintain a distinct competitive advantage. By seeking to minimize the financial risks often associated with film production, marketing and distribution by negotiating co-production agreements, pre-selling international distribution rights, capitalizing on government subsidies and tax credits, structuring efficient production schedules and crafting agreements with key talent attracted to the films we develop and produce, we plan to provide a unique environment where independent film can flourish, albeit in a fiscally responsible manner. In each production, we plan to attempt to minimize our financial exposure by structuring deals with talent that provide for their participation in the financial success of the motion picture in exchange for reduced up-front payments. Although the steps that we take to manage these risks may, in some cases, limit the potential revenues of a particular project, we believe that our approach to the motion picture business creates operating and financial stability for us.

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Research and Development Activities

  Our research and development activities include preparing to implement our business model, acquisition of scripts, development of scripts, and all other aspects of the development process relating to the development, pre-production, production, post-production, marketing and distribution of feature films. We estimate that approximately forty per cent of management’s time has been spent conducting research and development activities during the past two years. In addition, we have been expanding our research and development activities to include initial preparations for our studio project.

Intellectual Property

We regard intellectual property as valuable assets and believe that trademarks are an important factor in marketing our products. We have trademarked the name “CAMELOT FILMS” as a service mark (Serial No. 78558249; Registration No. 19800501). We also plan to copyright and own all motion pictures that we make, which should result in the Company building a library of its own products over time.

Need for any Government Approval of Principal Products or Services

The Code and Ratings Administration of the Motion Picture Association assigns ratings indicating age-group suitability for theatrical distribution of motion pictures. We plan to submit our motion pictures for these ratings. In certain circumstances, motion pictures that we plan to submit for rating might receive restrictive ratings, including, in some circumstances, the most restrictive rating which prohibits theatrical attendance by persons below the age of seventeen. Unrated motion pictures, or motion pictures receiving the most restrictive rating, may not be exhibited in certain movie theaters or in certain locales, thereby potentially reducing the total revenues generated by these films. United States television stations and networks, as well as foreign governments, impose additional restrictions on the content of motion pictures which may restrict in whole or in part theatrical or television exhibition in particular territories. In 1997, the major broadcast networks and the major television production companies implemented a system to rate television programs. This television rating system has not had a material adverse effect on the motion pictures distributed by us. However, the possibility exists that the sale of theatrical motion pictures for broadcast on domestic free television may become more difficult because of potential advertiser unwillingness to purchase advertising time on television programs that are rated for limited audiences. We cannot assure you that current and future restrictions on the content of motion pictures may not limit or adversely affect our ability to exploit certain motion pictures in particular territories and media.

United States television stations and networks as well as foreign governments impose content restrictions on motion pictures that may restrict in whole or in part exhibition on television or theaters in a particular territory. There can be no assurance that such restrictions will not limit or alter our ability to exhibit certain motion pictures in such media or markets or that the cost to edit a particular motion picture would be prohibitive, thereby eliminating a possible revenue source for the motion picture.

Effect of Existing or Probable Governmental Regulations on Our Business

We expect to be subject to various federal, state and local laws, rules and regulations affecting our affiliates and operations. We and each of our potential partners may be subject to various licensing regulation and reporting requirements by numerous governmental authorities which may include Internet (domestic and worldwide) oversight regulations, production, manufacturing, OSHA, securities, banking, insurance, building, land use, industrial, environmental protection, health and safety and fire agencies in the state or municipality in which each business is located. Difficulties in obtaining or failures to obtain the necessary approvals, licenses or registrations, and unforeseen changes in government regulations directly affecting the Internet could delay or prevent the development or operation of a given business.

In 1994, the U.S. was unable to reach agreement with its major international trading partners to include audiovisual works, such as television programs and motion pictures, under the terms of the World Trade Organization. The failure to include audiovisual works under GATT allows many countries (including members of the European Union, which currently consists of Austria, Belgium, Denmark, Germany, Greece, Finland, France, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom) to continue enforcing quotas that restrict the amount of U.S. produced product which may be aired on television in such countries. The European Union Council of Ministers has adopted a directive requiring all member states of the European Union to enact laws specifying that broadcasters must reserve, where practicable, a majority of their transmission time (exclusive of news, sports, game shows and advertising) for European works. The directive must be implemented by appropriate legislation in each member country. Under the directive, member states remain free to require broadcasters under their jurisdiction to comply with stricter rules. Several countries (including France, Italy and Korea) also have quotas on the theatrical exhibition of motion pictures.

In addition, France requires that original French programming constitute a required portion of all programming aired on French television. These quotas generally apply only to television programming and not to theatrical exhibition of motion pictures, but quotas on the theatrical exhibition of motion pictures could also be enacted in the future. We cannot assure you that additional or more restrictive theatrical or television quotas will not be enacted or that countries with existing quotas will not more strictly enforce such quotas. Additional or more restrictive quotas or more stringent enforcement of existing quotas could materially and adversely affect our business by limiting our ability to fully exploit our rights in motion pictures internationally and, consequently, to assist or participate in the financing of these motion pictures.

Employees

As of February 1, 2007, we have approximately 8 total employees. Two of our staff members, both of whom are officers of our company, spend 50% to 80% of their time on matters relating to our company. The other 6 staff members spend anywhere from 10% to 50% of their time on matters relating to our business. The Atwell Group, Inc. is the full time employer of these additional staff members.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

Safe Harbor Regarding Forward-Looking Statements

The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

Plan of Operations

Overview

We were incorporated in Delaware on October 12, 1999. On April 15, 2004 we changed our name to Camelot Entertainment Group, Inc. and changed our business model from pursuing a new approach to venture formation (the Dstage.com Model) to the “Camelot Studio Model” (or “CSM”), which provides for the development, production, marketing and distribution of motion pictures. The CSM attempts to combine the efficiencies realized by studios of the early 1900’s, with the artistic focus and diversity of today’s independent productions. Using this approach, we believe the risk-reward relationship facing the typical film project can be dramatically shifted. For example, whereas a typical film pushes artists and directors to rush development and production in hopes of conserving cash, the CSM extends the pre-production cycle substantially to reduce costs while simultaneously increasing quality. Similarly, whereas a low-budget picture is severely limited by the types of postproduction technology used, due to budget constraints, we intend to invest directly in top of the line technology, spreading the costs over a targeted minimum of 12 original motion pictures each year. The goal of the CSM is to develop the ability to consistently produce films with the look, feel and artistic content of multi-million dollar pictures, for a fraction of the cost.

We have no history of operations as a film production and distribution company. Our historical operations, as Dstage.com, Inc., consisted primarily of attempting to provide support, organization and restructuring services to other development stage companies. We believe that due to the complete and drastic change in our business focus, period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied on as an indication of future performance. However, it is still important that you review the audited financial statements, the unaudited interim financial statements and the related notes in addition to thoroughly reading our current plan of operations.

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Our Financial Statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, we expect operating costs to continue to exceed funds generated from operations. As a result, we expect to continue to incur operating losses and we may not have sufficient funds to grow our business in the future. We can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

Our current cash requirements are provided principally through our financing agreement with Eagle Consulting Group, Inc. (“Eagle”). We entered into an agreement with Eagle on March 28, 2003, to provide operational funding for the Company. In exchange for twenty percent (20%)of the Company’s outstanding common stock on a non-dilutive, continuing basis until the Company can secure additional financing from another source, Eagle has agreed to provide funding for the Company’s annual audit, quarterly filings, accounts payable and other ongoing expenses including office, phones, business development, legal and accounting fees. For the first three quarters of 2006, Eagle has advanced the Company a total, including interest, of $401,982, which covered all of our operating expenses for 2006.

To successfully grow the individual segments of our business, we must decrease our cash burn rate, improve our cash position and the revenue base of each segment, and succeed in our ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances.

As more fully discussed below, we recently secured additional financing from 4 investors for the purpose of funding our initial slate of pictures. It is our goal to use this funding to have between 10 and 12 motion pictures in various stages of development or production within the next 12 months. In the event we are unable to receive the entire funding, we may have to delay our slate until such time as the necessary funding is acquired.

Like all motion picture production companies, our revenues and results of operations could be significantly dependent upon the timing of releases and the commercial success of the motion pictures we distribute, none of which can be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. Similarly, the efficiencies we aim to realize through our model may not materialize. Failure of the efficiencies to materialize, along with other risks germane to the picture production, may cause us to produce fewer films than our plan calls for.

Our View of the Steps Required for Motion Picture Commercialization

We view the motion picture commercialization process as involving three major steps, each of which bears a symbiotic relationship to the costs, creative value and profitability of any planned film to be released by us. These three steps are development, production and distribution. Under our planned model, development should include not only screenplay acquisition and development, but also a carefully constructed and unusually elongated pre-production phase. This process was developed as a result of the direct experience and observations of our management.

By viewing the development phase as a distinct and major component of the motion picture creation process, we hope that we can create a culture that encourages producers, writers and directors associated with our projects to focus their efforts and expertise on creating world-class pictures before the first day of shooting begins. We believe that creating such a culture could potentially result in a substantial reduction of the cost of our film projects, as compared to the film projects of our competitors. When combined with what we believe is a unique method of attracting, compensating and retaining talent that would otherwise not be involved in an active motion picture project, it is expected that the opportunity for a cost advantage could emerge.

Our President and Chief Executive Officer, Robert P. Atwell, has worked extensively in financing, producing and directing original motion pictures and television programs. This experience led our management to a number of beliefs upon which our planned business model is founded. These key views are:

•	The manner in which development and pre-production activities are managed can have the largest impact on both the quality, or creative content, and the cost of creating a motion picture.

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There are a number of factors that make it difficult for most motion pictures to invest large amounts of time and a proportionally large share of a motion picture’s overall budget into development and pre-production activities.

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The factors that make it difficult for many motion picture projects to invest a major share of a film’s time and financial resources into development and pre-production activities may have created a pervasive business culture that emphasizes moving projects towards principal photography too quickly.

•	A very small percentage of all writers that want to have their screenplays become completed motion picture projects will ever realize this ambition.

•	A very small percentage of all directors will participate in principal photography in any given year.

•	The percentage of qualified actors that never have the opportunity to participate in a completed original motion picture that is released commercially is substantial.

•	There are large periods of unemployment for many individuals involved in motion picture production.

We believe that these observations suggest that the capacity to create motions pictures, in terms of employable professionals, is far higher than the current demand of existing film production companies for these services. However, we also believe that growth in motion picture consumption worldwide has created increased demand for original motion pictures in general. As a result, we anticipate that the underemployed, or unemployed, directors, writers and other film professionals could help fill a void for low cost, quality original motion picture production, given the right mix of incentives and business structure. There can be no assurance that such benefits, advantages or capacity will ever materialize.

Successfully creating such low cost, but relatively high quality pictures should result in a higher per picture financial return and a lower breakeven point for each film produced. Also, by distributing these pictures primarily through in-house distribution professionals, the per picture return might be increased even further, enabling more motion pictures to be produced by us annually and thereby diversifying the risk associated with any single film project. These beliefs form the foundation for our planned business model and expected strategy.

Our Strategy of Emphasizing the Pre-Production Phase of Motion Picture Commercialization

As noted previously, we believe that a very small percentage of all writers that want to have their screenplays become completed motion picture projects will ever realize this ambition. We believe that this assertion speaks to the opportunity we envision to cost effectively acquire writing, directing producing and other motion picture production talent that would otherwise exceed demand for these services.

This perceived opportunity is critical to our strategy, because without a great script, we believe it is either incredibly expensive or simply impossible to produce a great motion picture. However, we also believe that few great scripts begin as great scripts, but most evolve from a great idea to a substandard script and so forth. Matching great script ideas with tried and true expertise of professionals that know character development, genre formulas and how to convert words into pictures that create passion are expected to allow us to realize our vision.

We believe that many small and medium sized production companies can rarely afford to invest their time into unproven writers, much less even consider going with unproven directing talent. Moreover, we believe that the investors and distributors they are aligned with often play a major role in which projects get approved for production, or “green-lighted”.

Similarly, we believe that major studios have even more reasons for steering clear from these unproven sources of product. If these assertions are correct, then a large pool of untapped creative talent available for use in motion picture production exists. It is our intention to engage this pool to commercialize motion pictures in accordance with our strategy. To accomplish this objective, we intend to do the following:

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Obtain Complete And Outright Ownership Of Scripts And Other Literary Works: We anticipate that by offering the proper incentives to screenwriters and other authors of compelling literary works well suited for a film project, we should be able to acquire complete and outright ownership of these copyrights for a fraction of what many producers would pay simply to get an option on a script. As mentioned, such writers have an incentive that fewer than 10% of Screenwriters Guild members expect to experience in a given year the true opportunity to have their vision become a theatrically released motion picture. In addition, our plan calls for participating writers to share in the success of their script, through profit participation and indirectly in the success of other film projects we complete, through restricted shares of or common stock. This same formula is expected to allow us to attract directors, producers and other creative personnel with a passion for making pictures that the public wants to see.

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A Recurring 6-Month Cycle Of Pre-Production Activities: Our plans for the pre-production phase for each motion picture project we initiate is to utilize a recurring 6-month cycle that starts every month for a new film, enabling us to create a rolling pipeline of product. Unlike our perception of pure independents and small production companies, we don’t anticipate that our pre-production phase could consume creative resources by having producers, writers and directors hunt for additional film financing. Instead, we anticipate that each film should have a set and fixed budget. We expect the additional time that should emerge, if we are successful, to allow the production designer, producers, director of photography and other personnel adequate time to find ways to increase quality and reduce costs through skillful planning.

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Relatively Firm Scheduling Of Film Projects: Another feature we expect to emerge as a result of our planned approach is that it should allow relatively firm scheduling of the cast at a very early stage, something that we believe is rare in the world of pure independent productions. During this same time, we expect the production team to benefit from a mentoring environment that insures the creative spark sought in each of our productions does not become an increasing collection of unrealistic ambitions, leading to missed production schedules. With these elements firmly in place, we would typically expect principal photography to begin in the fifth month of each project.

Our Strategy of Achieving Higher Quality and Lower Costs During the Production Phase of Motion Picture Commercialization

Four key elements following development and pre-production are expected to enable us to create quality pictures for a fraction of the cost experienced by our competitors. These four elements are:

1. Digital Photography

Like the model we plan to pursue, we believe that purely independent productions can realize costs savings by using digital film technology due to the lower cost of processing, stock, dailies and certain editing costs. We also believe that major studios benefit from using digital technology in certain genres, but not so much from a cost standpoint.

Instead, we think that the heavy special effects used by major studios’ high-budget action and science-fiction pictures are increasingly enhanced as a result of using digital photography. While, if true, this would negate some of the cost benefits of using digital photography, the overall value in terms of entertainment quality would still be enhanced, in general. One party that we believe has found the benefits of digital photography rather elusive is the small and mid-sized production company.

We believe that this is generally because when such companies convince a director to use digital photography, the director and director of photography (or “DP”) are likely to specify additional camera setups. We also believe that the increased, low-cost coverage available, along with real-time video monitoring, often results in issues between directors and directors of photography on projects of these companies, as they analyze and debate each shot during precious shooting time. As a result, the mixed use of digital photography by small and medium sized production companies generally has a neutral impact on overall value, in our opinion.

2. Profit Participation

We believe that it is very common for purely independent productions to offer profit participation, or points, as a means of getting parties they could otherwise not afford to hire (for cash) to work on the production. If this is in fact a standard method of simply getting a picture made for these types of productions, we believe the effects on value are neutral. That is, if every competitive production is offering this same type of compensation, the potential impact of the incentive is reduced.

Similarly, in the case of major studios, we believe that all of the parties involved in such productions have access to sophisticated negotiators and advocates that can reasonably weigh the potential market value of such incentives. If so, we believe that such incentives rarely offer a competitive advantage to the production. However, for small and medium sized independents, our model assumes that the added incentive of points can be the extra incentive needed to attract certain parties that would otherwise not participate on a given project.

We intend to use profit participation in a manner that we think is precedent setting in the industry. Firstly, under our model, every member of the production stands to participate in the financial success of our film projects, thereby reversing a industry tradition whereby the phrase “net” has had little or no meaning or substance. Similarly, since the same types of writers and directors that would be otherwise willing to work on a picture with little or no compensation are being pursued under our model, albeit at very low cash rates, the added incentive of profit participation is expected to be a meaningful bonus in the eyes of these parties.

3. Production Management

We believe that the largest full-time employers of motion picture production management, and also the entities with the most developed production management infrastructures, are major studios. However, we believe that these large bureaucracies, while essential to the management of a relatively large volume of high budget pictures, also create an environment that often pits creative talent against management. If true, then to a certain degree, this may offset some of the potential advantages of their production management systems. The production management systems of one-picture only, pure independent productions tend to be ad hoc systems that find their way into the process through the producer, director and other personnel that are assembled to create a one-time organization, in our opinion. This leaves the small and medium sized production companies, who benefit from their ambitions of creating multiple motion pictures. Unfortunately, as their staffs of full-time production and development personnel grow, we believe their budgets grow accordingly, in general, creating little competitive value over time.

4. Common Stock Incentives

To the best of our knowledge, no other publicly traded film company has ever utilized common stock to incentive all of its creative, production and management resources. There are two specific reasons why this option is not generally available to competitors. Firstly, most of the companies making lower budget pictures do not have business models that justify becoming a publicly traded company. Secondly, for companies that do have the scale to offer publicly traded stock as a form of production compensation, we believe that doing so would be at odds with their fundamental business cultures and, in many cases, at odds with the wishes of their stockholders.

With the exception of using common stock, we believe that each of these value enhancement tools is used to varying degrees, with varying success, by other motion picture productions. However, we are not aware of any other Company that uses the systematic and flawless integration of these elements into each of their productions the way that we intend to. If this is correct, we believe it may explain why few if any motion picture companies can consistently realize the reduction in cash production expenditures combined with the increase of quality that we expect to be a key element of our business model.

Our Strategy of Developing and Utilizing In-house Distribution Expertise

A number of new distribution channels have increased the means by which motion picture product can be consumed and, therefore, the potential channels for revenue. These channels include theatrical or box office, video cassette, DVD, pay-per-view television, cable television, network television, television syndication, non-theatrical outlets, such as in-flight movies, and international channels. With so many new distribution channels available, it my seem surprising that pictures with smaller budgets still find it so difficult to get their films in front of audiences. Our management believes this pervasive problem is primarily due to two difficult obstacles to overcome.

Firstly, we believe that the very reliance on a distributor places a small independent production at the mercy of a party they have limited bargaining power with and virtually no control over: the distributor. Under such a scenario, we believe that even if revenues and expenses are fairly and properly accounted for by the distributor, cash must flow through many hands before revenue makes it way back to investors and other profit participants.

Secondly, and perhaps equally important, we believe that without a large volume of product in the pipeline, the alternatives to using an outside distributor are few, and rarely result in large, predictable inflows of cash. For instance, if an independent producer has a single picture budgeted at $5 million; it is generally economically impractical to establish an in-house distribution department with the limited mission of directly marketing that one film. At the same time, we believe that volume purchasers of motion picture product, including studios, cable outlets, home video companies and other buyers with large needs for product, require a dependable source of multiple pictures. The one-picture or two-picture production company simply can’t meet these needs, making it more efficient for buyers to deal with an agent or sub-distributor, in our opinion. Our planned combination of high-volume and high-quality motion pictures stands to change these economics, making in-house distribution an essential element of our strategy.

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Motion Picture Library

A potential benefit of our business model is the planned ownership of an expansive library of feature films that should be, for the most part, unencumbered. If we are successful in implementing our business plan, we could have 12 films or more going into our library annually that could have an extended shelf life in ancillary markets, including, but not limited to, cable, satellite and television syndication, both domestically and internationally, extended DVD’s, special edition DVD’s and other areas of repurposing.

Sources of Revenue

Upon completion of each film, assuming that any are successfully completed, we intend to engage international and domestic channels of distribution using a variety of methods. These methods include, but are not limited to:

•	Licensing of videocassettes and digital video discs (DVDs)

•	Pay-per-view cable and satellite licensing

•	Pay television and Internet licensing

•	Broadcast television, cable and satellite licensing

•	Hotels, airlines and other non-theatrical exhibitions

•	Theatrical exhibition

•	Syndicated television licensing

•	Internet Protocol TV (IPTV)

Our strategy of developing in-house distribution and marketing expertise, while intended to increase the proportion of a given original motion picture’s revenue we can retain, may actually have the effect of reducing the speed with which we can obtain cash from any motion pictures we complete. This is due in part to the way that many independent productions distribute their motion pictures.

We believe that many independent productions plan to engage sales agents to distribute their motion pictures. These sales agents often license the distribution rights to distributors on behalf of the production company, or another party that owns the rights to the motion picture negative. In exchange for these services, the agent normally receives a percentage of any licensing fees generated by licensing the film to a distributor.

The distributor’s licensing a film’s rights often has a fee set as a percentage of gross revenue from the film. While a preset rate is used, the amount of this fee is generally unknown at the time that the distribution agreement is entered into, as there is no way to know with any degree of certainty how much revenue, if any, will be generated by the film. However, in some cases the distributor might pay a certain minimum amount to the production company, or rights owner, upon delivery of a completed motion picture. This is sometimes referred to as a minimum guarantee or simply as an advance. Such guarantees, when available, reduce the perceived risks of parties financing original motion picture productions. As a result, these advances can make it easier for producers to obtain financing for a project.

Our strategy does not involve working through sales agents, although were we unable to successfully market our films directly to distributors, we may have no alternative but to pursue such channels. Under our strategy of marketing directly to buyers and other distributors, we would still have the ability to pursue and negotiate minimum guarantees and advances. However, in general we believe that this would likely negatively impact the potential return we seek to realize on our original motion picture productions. The result of this strategy may be that the speed with which we convert film projects into cash inflows could also be negatively impacted.

Recent Financing

On December 27, 2006, we entered into a Securities Purchase Agreement with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. Under the terms of the Securities Purchase Agreement, the Investors purchased an aggregate of (i) $1,000,000 in Callable Secured Convertible Notes (the “Notes”) and (ii) warrants to purchase 10,000,000 shares of our common stock (the “Warrants”).

Pursuant to the Securities Purchase Agreement, the Investors will purchase the Notes and Warrants in two tranches as set forth below:

1.	At closing on December 29, 2006 (“Closing”), the Investors purchased Notes aggregating $600,000 and Warrants to purchase 10,000,000 shares of CMEG common stock;

2.	Upon effectiveness of the Registration Statement, the Investors will purchase Notes aggregating $400,000.

The Notes carry an interest rate of 8% per annum and a maturity date of December 27, 2009. The notes are convertible into CMEG common shares at the applicable percentage of the average of the lowest three (3) trading prices for CMEG shares of common stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty (30) days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC.

At our option, we may prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $0.07 per share. In addition, in the event that the average daily price of the common stock, as reported by the reporting service, for each day of the month ending on any determination date is below $0.07, we may prepay a portion of the outstanding principal amount of the Notes equal to 104% of the principal amount hereof divided by thirty-six (36) plus one month's interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property as well as registration rights. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property, excluding Camelot Studio Group and Camelot Film Group, as well as demand registration rights.

We simultaneously issued to the Investors seven year warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.15.

In connection with the recent financing and pursuant to a Structuring Agreement, we also issued to Lionheart warrants representing the right to purchase up to 582,609 shares of our common stock under the same terms as the Warrants issued to the Investors. We also paid to Lionheart a fee of $120,000.

The Investors have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of CMEG’s common stock.

In the event of full conversion of the aggregate principal amount of the Notes of $1,000,000, we would have to register a total of 23,809,524 shares of common stock. This amount is calculated as follows:

The aggregate principal amount of the Notes is $1,000,000. The estimated conversion price of the Notes is $0.042 based on the following: $0.06 was the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading days prior to the closing date of the transaction, less a 40% discount. Thus, at a discounted price-per-share of $0.042, 23,809,524 shares of the Company's common stock would be issuable upon conversion of $1,000,000 into common shares of the Company ("Conversion Shares") and would be registered.

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The following table shows the effect on the number of shares issuable upon full conversion, in the event the common stock price declines by 25%, 50% and 75% from its the most recent trading price.

		Price Decreases By
	12/27/2006	25%	50%	75%
Average Common Stock Price (as defined above)	$0.060	$0.045	$0.030	$0.015
Conversion Price	$0.036	$0.027	$0.018	$0.009
100% Conversion Shares	23,809,524	37,037,037	55,555,556	111,111,111

There is no limit to the number of shares that we may be required to issue upon conversion of the Notes as it is dependent upon our share price, which varies from day to day. This could cause significant downward pressure on the price of our common stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 2020 Main Street, Suite 990, Irvine, California 92614. We occupy and share approximately 2,800 square feet of modern executive office space provided to us by The Atwell Group, Inc., a privately-held company owned by Robert P. Atwell, our President, Chief Executive Officer and Chairman. The space is leased on an annual basis for $78,936 per year based on our 2006 lease payments. The current lease expires on December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Except as indicated below, and for the periods indicated, there were no material transactions, or series of similar transactions, since the beginning of the Company’s last fiscal year, January 1, 2006, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $0.11, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

We entered into an agreement with Eagle on March 28, 2003, to provide operational funding for the Company, which expires on March 28, 2008. Mr. Atwell is the Chairman of Eagle. In exchange for twenty percent (20%)of the Company’s outstanding common stock on a non-dilutive, continuing basis until the Company can secure additional financing from another source, Eagle has agreed to provide funding for the Company’s annual audit, quarterly filings, accounts payable and other ongoing expenses including office, phones, business development, legal and accounting fees. In addition, Eagle received an option to receive 2,000,000 cashless options to purchase common shares at $0.03 per share. For each $1.00 increase in the price of the Company’s stock, Eagle shall be entitled to receive an additional two million options throughout the term of the agreement. In addition, the Company shall have the first right of refusal to purchase the options from Eagle for the current market value once Eagle notifies the Company that it intends to exercise the options. In the event the Company elects not to exercise this first right of refusal, and subject to applicable laws, Eagle shall be entitled to exercise the sale of shares or options immediately thereafter. As of December 31, 2006, Eagle has not exercised its right to receive the options and therefore no options have been granted.

For the first three quarters of 2006, Eagle has advanced to the Company a total, including interest, of $401,982, which covered all of our operating expenses for 2006, including general and administrative costs, costs for screenplays and prepaid exhibitor’s space. We intend to issue Eagle up to approximately 5,852,538 shares of common stock for repayment of expenses advanced on behalf of the Company during 2006. The stock to be issued will be valued at the weighted average price per share, which is $0.093 per share. Eagle is also scheduled to receive approximately 2,250,000 additional shares of common stock for continuing to finance our operations under the agreement described above.

We lease office space from The Atwell Group, Inc., a privately-held company owned by Mr. Atwell, our President, Chief Executive Officer and Chairman. The space is leased on an annual basis for $78,936 per year based on the 2006 lease payments. The current lease expires on December 31, 2008.

Transactions with Promoters

During the past five fiscal years, we have not had any material transactions with a promoter at any time.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCBB under the symbol “CMEG”. There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years, and the subsequent interim period. These quotations as reported by the Pink Sheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2005	High Bid	Low Bid
1st Quarter Ended March 31	$0.020	$0.015
2nd Quarter Ended June 30	$0.060	$0.015
3rd Quarter Ended September 30	$0.040	$0.030
4th Quarter Ended December 31	$0.050	$0.030

YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31	$0.130	$0.040
2nd Quarter Ended June 30	$0.140	$0.084
3rd Quarter Ended September 30	$0.160	$0.075
4th Quarter Ended December 31	$0.129	$0.060

YEAR 2007	High Bid	Low Bid
Period ended February 1, 2007	$0.140	$0.051

Holders

As of February 1, 2007 in accordance with our transfer agent records, we had 115 stockholders of record, holding 93,649,589 common shares.

Dividends

Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business. Should we ever produce sufficient earnings as a result of gains in securities of Concept Affiliates we develop, our Board of Directors, after taking into account our earnings, capital requirements, financial condition and other factors, has the discretion to distribute such securities to our stockholders as property dividends.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2006 and 2005 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Robert P. Atwell, (1) President, Chief	2006	$250,000	0	0	0	0	0	0	$250,000
Executive Officer	2005	$250,000	0	0	0	0	0	0	$250,000

George Jackson, (2) Secretary, Chief	2006	$180,000	0	0	0	0	0	0	$180,000
Financial Officer	2005	$60,705	0	0	0	0	0	0	$60,705

Michael Ellis, (3) Chief Operating	2006	$200,000	0	0	0	0	0	0	$200,000
Officer	2005	$0	0	0	0	0	0	0	$0

Jane Olmstead, (4) Chief Financial	2006	$0	0	0	0	0	0	0	$0
Officer (until 3/31/05)	2005	$31,510	0	0	0	0	0	0	$31,510

(1)
Mr. Atwell’s salary for 2006 is accrued and unpaid. We intend to convert his salary into stock at current market prices. Mr. Atwell’s salary for 2005 was converted into stock at current market prices on the conversion date. The total number of shares issued to Mr. Atwell for accrued salary in 2005 was 4,011,706, at a conversion price of $0.07 per share, based on the average closing bid price of the stock calculated on a monthly basis during the fiscal year as reported by the OTCBB.

(2)
Mr. Jackson’s salary for 2006 is accrued and unpaid. We intend to convert his salary into stock at current market prices. Mr. Jackson’s salary for 2005 was converted into stock at current market prices on the conversion date. The total number of shares issued to Mr. Jackson for accrued salary in 2005 was 1,455,372, at a conversion price of $0.07 per share, based on the average closing bid price of the stock calculated on a monthly basis during the fiscal year as reported by the OTCBB.

(3)
Mr. Ellis’s salary for 2005 is accrued and unpaid. We intend to convert his salary into stock at current market prices. Mr. Ellis’s salary for 2005 was converted into stock at current market prices on the conversion date. The total number of shares issued to Mr. Ellis for accrued salary in 2005 was 233,547, at a conversion price of $0.043 per share, based on the average closing bid price of the stock calculated on a monthly basis during the fourth quarter of 2005 as reported by the OTCBB.

(4)
Ms. Olmstead’s salary for 2005 was converted into stock at current market prices on the conversion date. The total number of shares issued to Ms. Olmstead for accrued salary in 2005 was 347,019, at a conversion price of $0.09 per share, based on the average closing bid price of the stock calculated on a monthly basis during the first and second quarter of 2005 as reported by the OTCBB.

Note: All share average conversion prices were rounded upward.

Outstanding Equity Awards at Fiscal Year-End Table. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended December 31, 2006, and the subsequent period up to the date of the filing of this prospectus.

Stock Option Plan

The Company adopted during fiscal year 2004 a Statutory and Non-Statutory Incentive Stock Option Plan ("Plan") which authorizes the Company to grant incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, and to grant nonstatutory stock options. Under the Plan, outstanding options must be exercised within 10 years from the date of grant and no later than three months after termination of employment or service as a director, except that any optionee who is unable to continue employment or service as a director due to total and permanent disability may exercise such options within one year of termination and the options of an optionee who is employed or disabled and who dies must be exercised within one year after the date of death.

The Plan should require that the exercise prices of options granted must be at least equal to the fair market value of a share of common stock on the date of grant, provided that for incentive options if an employee owns more than 10% of the Company's outstanding common stock then the exercise price of an incentive option must be at least 110% of the fair market value of a share of the Company's common stock on the date of grant, and the maximum term of such option may be no longer than five years. The aggregate fair market value of common stock, determined at the time the option is granted, for which incentive stock options become exercisable by an employee during any calendar year, is to be limited to an amount to be determined by our Board of Directors.

The Plan is to be administered by the Company's Board of Directors, or a committee thereof, which determines the terms of options granted, including the exercise price, the number of shares of common stock subject to the option, and the terms and conditions of exercise. No option granted under the Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

Employment Agreements

As of the date of this prospectus, we have not entered into employment contracts with any of our executive officers, but intend to do so some time during 2007. All members of management have elected to postpone negotiations with us regarding salaries, until such time as our revenue is adequate to pay salaries without causing financial damage to our plan for business development. As it becomes necessary, more detailed written employment contracts should be entered into between our key personnel and the Company.

Compensation of Directors

For the fiscal year ended December 31, 2006, and the subsequent period up to the date of the filing of this prospectus, the Company did not compensate directors for their services.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 29, 2007, we received a letter from Epstein, Weber & Conover, PLC (“EWC”), our independent registered public accounting firm, advising us that as a result of its combination with Moss Adams LLP effective January 1, 2007, Moss Adams had decided not to assume the role as our auditor, and therefore EWC (now Moss Adams) would cease to act as our independent registered public accounting firm effective January 12, 2007. We appointed Malone & Bailey, PC as our new auditor going forward.

The reports of EWC with respect to the Company's financial statements for the fiscal years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles except for an explanatory paragraph relative to the Company’s ability to continue as a going concern. Since appointment as our independent auditors through the date of this report, there were no disagreements between us and EWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EWC, would have caused EWC to make reference to the subject matter of the disagreements in connection with its report on the Company's financial statements for such years.

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The decision to appoint Malone & Bailey, PC as the Company’s new auditor was approved by the Audit Committee of the Board of Directors on January 29, 2007.

No consultations occurred between the Company and Malone & Bailey during the years ended December 31, 2005 and 2004 and through January 29, 2007 regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or other information provided that was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of disagreement or a reportable event requiring disclosure under Item 304(a)(1)(iv) of Regulation S-B.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our stockholders unless requested by the individual stockholders.

FINANCIAL STATEMENTS

CAMELOT ENTERTAINMENT GROUP, INC.
(a development stage company)

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Camelot Entertainment Group, Inc.:

We have audited the accompanying balance sheet of Camelot Entertainment Group, Inc. (a Development Stage Company) as of December 31, 2005 and the related statements of operations, stockholders’ deficit and cash flows for the each of the two years in the period then ended and the cumulative period from October 12, 1999 (inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Camelot Entertainment Group, Inc. as of December 31, 2005, and the results of its operations and cash flows for each of the two years in the period ended December 31, 2005, and the cumulative period from October 12, 1999 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has yet to commence revenue generating activities and has experienced material operating losses and had little cash for operations at December 31, 2005. Management is seeking equity capital and is implementing a business plan that it believes will result in profitable operations. There can be no assurances that the Company will obtain sufficient capital or that operations will become profitable. These and other conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

/s/ Epstein, Weber & Conover, PLC
Scottsdale, Arizona
March 31, 2006

Camelot Entertainment Group, Inc.
(a development stage company)
Balance Sheet
As of December 31, 2005

December 31, 2005
(in 000's)
ASSETS

Current Assets:
Cash	$3
Prepaid Expenses	9

Total Current Assets	12

Scripts Costs	19

Total Assets	$31

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts Payable and accrued liabilities	$86

Total Current liabilities	86

Stockholders' Deficit:
Common Stock, $.001 par value, 150,000,000 shares authorized,	94
93,649,589 issued and outstanding

Class A Convertible Preferred Stock, $.001 par value, 10,000,000	5
shares authorized, 5,100,000 issued and outstanding

Class B Convertible Preferred Stock, $.001 par value, 10,000,000	5
shares authorized, 5,100,000 issued and outstanding

Additional paid-in-capital	11,924
Subscription receivable under financing agreement	(258)
( Deficit) accumulated during development stage	(11,825)

Total stockholders' deficit	(55)

Total liabilities and stockholders' deficit	$31

The accompanying notes are an integral part of theses financial statements.

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CAMELOT ENTERTAINMENT GROUP, INC.
(a development stage company)
STATEMENTS OF OPERTATIONS

	For the Year Ended,	For the Year Ended,	Inception to
	December 31,	December 31,	December 31,
	2005	2004	2005
	(in '000s)	(in '000s)	(in '000s)

Revenue:
Professional services	$-	$-	$59

Operating expenses:
Costs of services			96
Sales and Marketing			54
Research & Development			253
General & Administrative	4,500	1,265	8,592
Impairment of assets			2,402
Impairment of investments in other companies			711

Total operating expenses	4,500	1,265	12,108

Income (loss) from operations	(4,500)	(1,265)	(12,049)

Other income and (expense)

Interest expense	-	-	(31)
Gain on extinguishment of debt	-	-	255

Total other income (expense)	-	-	224

Net income (loss)	$(4,500)	$(1,265)	$(11,825)

Net income (loss) per share:
Basic and diluted	$(0.06)	$(0.02)	$(0.40)

Weighted average shares used in computing
net income (loss) per share:
Basic and diluted	79,098	52,678	29,523

The accompanying notes are an integral part of these financial statements.

Camelot Entertainment Group, Inc.
(a development stage company)
Statements of Cash Flows

	For the Year Ended,	For the Year Ended,	Inception to
	December 31,	December 31,	December 31,
	2005	2004	2005
	(in 000's)	(in 000's)	(in 000's)
OPERATING ACTIVITIES

Net (loss) for the period	$(4,500)	$(1,265)	$(11,825)

Adjustments to reconcile net (loss) to cash provided (used) by operating activities:
Common Stock issued for wages	333		333
Common Stock issued per dilution agreement	198		198
Value of options expensed		351	351
Gain on extinguishment of debt			(255)
Depreciation			4
Amortization of deferred compensation			1,539
Common Stock issued for services	262	1,114	1,549
Common Stock issued for expense reimbursement			22
Common Stock issued for technology			19
Impairment of investments in other companies			711
Impairment of assets			2,629
Prepaid services expensed			530
Expenses paid through notes payable proceeds			66
Loss on disposal of property and equipment			6
Preferred Stock issued to stockholder	3,366		3,366
Change in assets and liabilities:
(increase) decrease in other current assets	(9)		(9)
Increase (decrease) in accounts payable & other a/p	(14)	(326)	176

Net Cash (used) for operating activities	(364)	(126)	(590)

Cash flows provided by (used) for investing activities:
Purchase of fixed assets			(7)
Purchase of assets-Script Costs	(19)		(19)
Cash (used) for investing activities	(19)	-	(26)

Cash flows from financing activities:
Contributed capital			26
Advances from affiliate/stockholder for cash flow	385	127	558
Proceeds from issuance of common stock			31
Increase in notes payable			4

Cash flows provided by financing activities	385	127	619

Increase in cash	2	1	3

Cash at the beginning of period	1	-	-

Cash at the end of the period	$3	$1	$3

The accompanying notes are an integral part of these financial statements.

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CAMELOT ENTERTAINMENT GROUP, INC.
(a development stage company)
STATEMENTS OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005, 2004
And from October 12, 1999 (date of inception)

						(Deficit)
						Accumulated
					Additional	During
	Common Stock		Preferred Stock		Paid-In	Development	Subscription	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at January 1, 2004	74,951	75	-	-	7,408	(7,325)	(258)	-	(100)

Common Shares issued for wages	5,467	5			328				333
Common Shares issued for services	4,581	5			257				262
Common Shares issued per Dilution Agreement	3,017	3			195				198
Common Shares issued for advances	5,633	6			380				386
Preferred Shares issued for services			10,200	10	3,356				3,366
Net (loss)						(4,500)	-	-	(4,500)

Balance at December 31, 2005	93,649	94	10,200	10	11,924	(11,825)	(258)	-	(55)

The accompanying notes are an integral part of these financial statements.

Camelot Entertainment Group, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

						(Deficit)
						Accumulated
	Common		Treasury		Additional	During
	Stock		Stock		Paid-In	Development	Subscription	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance, October 12, 1999	0								0
Issuance of shares for cash at $.02 per share	1,000,000	1,000			19,000				20,000
Issuance of shares for services at $.02 per share	2,600,000	2,600			49,400				52,000
Issuance of shares for expense reimbursement	834,569	835			15,856				16,691
at $.02 per share									0
Net (loss)						-66,796			-66,796

Balance, December 31, 1999	4,434,569	4,435	0	0	84,256	-66,796	0	0	21,895

Issuance of shares for conversion of notes	1,000,000	1,000			19,000				20,000
payable at $.02 per share									0
Issuance of shares for services at $.02 per share	750,000	750			14,250				15,000
Issuance of shares for cash at $1.00 per share	10,835	11			10,824				10,835
Issuance of shares for conversion of notes	15,000	15			14,985				15,000
payable at $1.00 per share									0
Issuance of shares for expense reimbursement	4,630	4			4,626				4,630
at $1.00 per share									0
Issuance of shares for services at $1.00 per share	107,000	107			106,893				107,000
Investment in other companies by issuance	710,000	710			709,290				710,000
of shares at $1.00 per share									0
Issuance of shares for prepaid services at	195,000	195			194,805				195,000
at $1.00 per share									0
Issuance of shares for deferred compensation	89,000	89			88,911				89,000
to officers, directors and controlling parties									0
at $1.00 per share								-89,000	-89,000
Deferred compensation expensed								21,920	21,920
Net (loss)						-954,329			-954,329

Balance, December 31, 2000	7,316,034	7,316	0	0	1,247,840	-1,021,125	0	-67,080	166,951

Issuance of shares for expense reimbursement	1,248	1			5,616				5,617
Issuance of shares for prepaid services	337,208	337			400,407				400,744
Property & equipment lease by issuance of shares	1,000,000	1,000			1,149,000				1,150,000
Licensed technology by issuance of shares	2,270,000	2,270			35,730				38,000
Issuance of shares for deferred compensation	1,122,944	1,123			1,297,229				1,298,352
to officers, directors and related parties								-1,298,352	-1,298,352
Issuance of shares for developed	16,667	17			19,150				19,167
technology expensed									0
Forgiveness of debt by stockholder					31,489				31,489
Related party services paid for by stockholder					25,500				25,500
Deferred compensation expensed								315,423	315,423
Net (loss)						-1,875,683			-1,875,683

The accompanying notes are an integral part of these financial statements.

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Camelot Entertainment Group, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (continued)

(Deficit)
Accumulated
Common		Treasury		Additional	During
Stock		Stock		Paid-In	Development	Subscription	Deferred
Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at December 31, 2001	12,064,101	12,064	0	0	4,211,961	-2,896,808	0	-1,050,009	277,208

Issuance of shares for deferred compensation									0
to officers, directors and related parties									0
Issuance of shares for services	1,207,500	1,208			150,367			-151,575	0
Licensed technology by issuance of shares	3,000,000	3,000			897,000				900,000
Deferred compensation expensed									0
Purchase of treasury stock in exchange			-1,500,000	-1,500					-1,500
for licensed technology									0
Purchase of treasury stock in exchange			-900,000	-900	900			1,201,584	1,201,584
for capital lease									0
Net (loss)						-3,000,982			-3,000,982

Balance at December 31, 2002	16,271,601	16,272	-2,400,000	-2,400	5,260,228	-5,897,790	0	0	-623,690

Issuance of shares for debt	20,000,000	20,000			204,296				224,296
Retirement of treasury shares	-2,400,000	-2,400	2,400,000	2,400					0
Cancellation of shares previously issued	-15,168	-15			15				0
Net (loss)						-161,652			-161,652

Balance at December 31, 2003	33,856,433	33,857	0	0	5,464,539	-6,059,442	0	0	-561,046

Shares issued for services	100,000	100			2,900				3,000
Shares issued for financing	6,791,287	6,791			196,948				203,739
Subscriptions receivable for financing agreement	0	0					-116,069		-116,069
Net (loss) for the three months ended March 31, 2004	0	0				-131,681			-131,681
Balance at March 31, 2004	40,747,720	$40,748	$0	$0	$5,664,387	(6,191,123.00)	($116,069)	$0	($602,057)
Share issued for services	24,009,000	24,009			1,085,500				1,109,509

Share issued for financing	7,604,562	7,605	0	0	221,460		(316,003)		(86,938)
Advances offset sub a/r							174,000		174,000
Shares issued for debt	1,000,000	1,000	0	0	39,000				40,000

Shares issued for amt due	1,589,927	1,590	0	0	47,000				48,590
Value of option exercised					351,000				351,000
Net (loss)						(1,161,756)			(1,161,756)
Balance as of December 31, 2004	74,951,209	74952	0	0	7408347	(7,324,719)

Net (loss) 1st quarter						(117,096)

Balance at March 31, 2005	74,951,209	74,952	$0	$0	7,408,347	(7,441,815)	(258,072)	$0	(216,588)

Shares issued for	4,000,000	4,000	0	0	216,000	0
consulting services

Shares issued for	2,276,033	2,276	0	0	187,568	0
officers salaries

Shares issued to	1,848,723	1,849	0	0	79,078	0
Eagle for expenses paid
Net Loss						(486,174)
Subtotals for 2nd quarter	8,124,756	8,125	0	0	482,646	0

The accompanying notes are an integral part of these financial statements.

Camelot Entertainment Group, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (continued)

(Deficit)
Accumulated
Common		Treasury		Additional	During
Stock		Stock		Paid-In	Development	Subscription	Deferred
Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total
Balance at June 30, 2005	83,075,965	83,076	0	0	7,890,993	(7,927,989)	(258,072)	(262,457)

Net Loss						$(127,024)
Balance at Sept 30, 2005	83,075,965	83,076	0	0	7,890,993	$(8,055,014)	($258,072)	(262,457)

Shares issued for	233,547	233	0	0	9,767
consulting services

Shares issued for	3,538,263	3,538	0	0	171,462
officers salaries

Shares issued to	1,452,662	1,453	0	0	118,219
Eagle for expenses paid

Shares issued to Eagle	1,762,271	1,762			120,991
20% of shares issued
Shares issued for	3,586,881	3,587			256,354
Stockholder loans 2005
Net Loss 4th Quarter						$(3,769,845)
Balance at Dec 31, 2005	93,649,589	93,649	0	0	8,567,786	(11,824,859)	-258,072

The accompanying notes are an integral part of these financial statements.

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CAMELOT ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS FOR THE
YEAR ENDED DECEMBER 31, 2005

1.	ORGANIZATION AND BASIS OF PRESENTATION

Camelot Entertainment Group, Inc. (the Company ), a Delaware Corporation, which develops, produces, markets and distributes motion pictures, was originally incorporated with the intention of providing services and resources to entrepreneurs looking to launch novel products and ventures worldwide in exchange for an interest in the startup ventures. The Company’s activities since inception have consisted of raising capital, recruiting a management team and entering into ventures and alliances with affiliates. The Company has substantially relied on issuing stock to officers, directors, professional service providers and other parties in exchange for services and technology. As of December 31, 2002 the Company had written-off all of its investments due to impairments in the carrying value of the assets. Since inception, impairment of investments in other companies and of long-lived assets accounts for approximately 65% of the Company’s net losses.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had minimal revenues, has experienced material operating losses and has a stockholders’ deficit. These conditions, the loss of financial support from affiliates, and the failure to secure a successful source of additional financial resources raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the classification of liabilities that may result from the outcome of this uncertainty.

Management’s plans with respect to the current situation consist of restructuring its debt and seeking additional financial resources from its existing investors or others. However, instability in the stock price may make it difficult to find parties willing to accept restricted shares of common stock in exchange for services required to execute its business plan. There is no assurance that such resources would be made available to the Company, or that they would be on financially viable terms.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents: The Company considers all investment instruments purchased with maturities of three months or less to be cash equivalents.

Film Properties (scripts): The Company capitalizes the cost of properties purchased which are the basis for the production of a particular film. When it is determined that a particular property will not be used in the production of a film, a loss will be charged to the income statement. If after three years from the date of purchase, a property has not been set for production, it is presumed that the property will be disposed of and a loss will be charged to the income statement.

Income taxes - The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

Financial Instruments - Financial instruments consist primarily of prepaid expenses and obligations under accounts payable and accrued expenses. The carrying amounts of prepaid expenses and accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. The Company has applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards - In December 2004, the Financial Accounting Standards Board issued Statement 123 (revised 2004), Share-Based Payment (Statement 123(R)). This Statement requires that the costs of employee share-based payments be measured at fair value on the awards’ grant date using an option-pricing model and recognized in the financial statements over the requisite service period. This Statement does not change the accounting for stock ownership plans, which are subject to American Institute of Certified Public Accountants SOP 93-6, “Employer’s Accounting for Employee Stock Ownership Plans.” Statement 123(R) supersedes Opinion 25, Accounting for Stock Issued to Employees and its related interpretations, and eliminates the alternative to use Opinion 25’s intrinsic value method of accounting, which the Company is currently using.

Statement 123(R) allows for two alternative transition methods. The first method is the modified prospective application whereby compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date will be recognized over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement 123, as originally issued. All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement 123(R). The second method is the modified retrospective application, which requires that the Company restates prior period financial statements. The modified retrospective application may be applied either to all prior periods or only to prior interim periods in the year of adoption of this statement. The Company is currently determining which transition method it will adopt and is evaluating the impact Statement 123(R) will have on its financial position, results of operations, EPS and cash flows when the Statement is adopted. Upon making its determination of the transition method the Company will adopt Statement 123(R). The Company will adopt this Statement on January 1, 2006 in accordance with the requirements[MW1].

In December 2004, the FASB issued Staff Position No. FAS 109-1 (“FAS 109-1”), “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”. FSP 109-1 clarifies SFAS No. 109’s guidance that applies to the new tax deduction for qualified domestic production activities. FAS 109-1 was adopted at the beginning of 2005. This standard did not have a material impact on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections- a replacement of APB Opinion No. 20 and FASB Statement No. 3”, which replaces APB No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle, and also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The Company does not currently believe that the adoption of SFAS No.154 will have a material impact on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29”. APB No. 29 requires a nonmonetary exchange of assets to be accounted for at fair value, recognizing any gain or loss, if the exchange meets a commercial substance criterion and fair value is determinable. The commercial substance criterion is assessed by comparing the entity’s expected cash flows immediately before and after the exchange. SFAS No. 153 eliminates the “similar productive assets exception”, which accounts for the exchange of assets at book value with no recognition of gain or loss. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not currently believe that the adoption of SFAS No. 153 will have a material impact on its consolidated financial statements.

Impairment of long-lived assets is assessed by the Company whenever there is an indication that the carrying amount of the asset may not be recoverable.
Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets’ net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

Loss Per Common Share - The Company has adopted SFAS No. 128, Earnings per Share, which supersedes APB No. 15. Basic EPS differs from primary EPS calculation in that basic EPS does not include any potentially dilutive securities. Diluted EPS must be disclosed regardless of the dilutive impact to basic EPS. There were no potentially dilutive securities outstanding at December 31, 2005.

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3.	PROPERTY & EQUIPMENT

In the year ended December 31, 2002, the Company’s property and equipment, which was held at a storage facility, was sold for non-payment of rent. Rent and fees due at the time of sale were approximately $701. The net book value of the assets disposed of for settlement was approximately $5,413, resulting in a loss on sale of $4,712. The Company had no property or equipment during the twelve months ended December 31, 2005. Depreciation expense for the years ended December 31, 2005 and 2004 was $0.

4.	LICENSED TECHNOLOGY

In the year ended December 31, 2001, the Company entered into a commitment to purchase technology licenses from an unrelated entity. The Company was unable to complete the purchase and returned the asset under a settlement agreement. Accordingly, the licensed technology which had been recorded at a value of $900,000 was fully impaired in 2002. The impairment impact in 2002 was $1,186,500. Impairment losses for the years December 31, 2005 and 2004 were $0. Cumulative losses due to impairment of assets are $3,113,206 from inception through December 31, 2005.

5.	COMMITMENTS AND CONTINGENCIES

The Company is delinquent on obligations to its public relations firm. Accounts payable balances over 90 days past due as of December 31, 2005 and 2004 were $37,100 and $70,900 respectively. The Company believes it has identified and accrued all valid claims from creditors, consultants and vendors as of December 31, 2005. Although there have been no specific disputes over these matters and related amounts these third parties may assert additional claims as the Company attempts to settle all past due obligations. The company has carried payables for various vendors of $11,109, since 2003 and will extinguish these debts in the first quarter of 2006.

The Company is following a practice of paying all debts within 30 days of invoicing and will continue to do so for the coming year. Outstanding payables to its public relations firm will be paid.

6.	NOTES PAYABLE

During the year ended December 31, 2002, the Company issued a note payable for $200,000 to an affiliate for investment banking services. The note payable provided for annual interest at 8%, was secured by all of the assets of the Company, and was due on demand. In 2003, the Company issued 20,000,000 restricted common shares to retire the note, additional advances and accrued interest totaling $224,296. Interest expense for the years ended December 31, 2003 and 2002 was $1,115 and $9,295 respectively. There were no notes payable outstanding during 2005 or 2004 and therefore there was no interest expense for the year ended December 31, 2005 or 2004.

7.	GENERAL AND ADMINISTRATIVE EXPENSES

The company has incurred $8,592,567 of general and administrative expenses since its inception. General and Administrative expenses were $4,500,141 ($3,366,000 for preferred stock issued to Eagle Consulting) for the year ended, December 31, 2005, compared to $1,265,000 for the year ended, December 31, 2004.

The general and general administrative expenses for the year were comprised of $333,333 of officers salaries, $261,677 of professional services and fees, $20,861 for legal and accounting fees, and $198,064 was paid to Eagle Consulting for fees in accordance with an funding agreement entered in March 2003. Additionally, $152,244 in expenses related to the Cannes Film Festival were incurred during the second quarter of 2005, $30,002 for advertising, $84,258 for public relations and other marketing costs, $34,124 in travel, lodging and entertainment costs and $3,860 in printing costs. These expenses were related to the pursuit of the Company’s plan of operation to produce and distribute motion pictures.

Additional general and administrative expenses included $25,782 in stockholder relation expenses which included stock transfer fees, EDGAR fees and other corporate filing fees, $26,954 for office rent and other office expenses, $30,879 in public relations costs not related to the Cannes Film Festival and $41,299 of other advertising and promotion costs for the business. General and administrative expenses also included $3,366,000 for issuance of Class A and B convertible preferred stock to Eagle Consulting.

8. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors. The Company has considered these factors in reaching its conclusion as to a valuation allowance for financial reporting purposes.

The components of the provision for income taxes for years ended December 31, are as follows:

	2005		2004
Current tax provision (benefit)	$	(512,000)	$(564,600)
Deferred tax provision (benefit)		512,000	564,600

Total income tax provision (benefit)		$-0-	$-0-

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:
	2005			2004
Federal statutory rates	$ (1,530,000)	(34)%	$ (430,100)	(34)%
State income taxes	(270,000)	(6)%	(75,900)	(6)%
Valuation allowance for operating loss carryforwards	1,795,000	40%	500,600	40%
Permanent difference on gain on debt extinguishment	-0-	-	-0-	-
Other	-5,000-	0%	-5,400-	0%
Effective rate	$-0-	(-0-)%	$-0-	(-0)%

At December 31, 2005 the Company had federal net operating loss carryforwards of approximately $5,731,000 that expire from 2013 to 2025 and stated net operating loss carryforwards of approximately $2,521 that expire from 2005 to 2009. Because of the current uncertainty of realizing the benefits of

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2005 are as follows:

Differences in book/tax bases of intangible assets		$768,000
Differences in book/tax bases of accrued compensation		1,486,000
Net operating loss carryforwards		2,287,000
Deferred income tax asset		4,541,000
Less: valuation allowance		4,541,000
Total deferred income tax asset		-0-

Deferred income tax liability		(-0-)

Net deferred income tax asset	$	- 0 -

 The Company's valuation allowance increased by approximately $1,795,000, $501,000 and $161,000 during the years ended December 31, 2005, 2004 and 2003 respectively.

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9. RELATED PARTY TRANSACTIONS

During the years ended December 31, 2005 and 2004, the Company entered into related party transactions with Board members, officers and affiliated entities. The Company issued shares of common stock for services rendered, cash advances, and payment of expenses on behalf of the Company.

The Company has entered into an agreement with an affiliate whereby the affiliate receives 20% of the Company’s common stock on a non-dilutive basis in return for services and cash advances. The anti-dilutive provisions are in force through March 28, 2008. During the year ended December 31, 2005, the Company issued 3,017,478 shares of common stock valued at $198,064 related to the dilution agreement.

During the year ended December 31, 2005, the Company received advances of $125,287 from this affiliate, compared to $127,341 for the year ended December 31, 2004. The Company issued 2,046,177 shares of common stock for repayment of these advances. The stock issued was valued at the weighted average price per share. Robert Atwell also received 3,586,881 shares of common stock in exchange for advances made to the Company during 2005 of $259,941.

During 2005, the Company issued 5,467,077 shares of common stock to two officers, Robert Atwell and George Jackson for full payment of accrued salaries. The Officers may accept their compensation in stock, and in the event they elect to do so the amount of stock to be issued shall be determined by prorating their annual salary on a monthly basis and issuing shares based on the average close price for each month converted to stock as determined by the market price report generated by the Over the Counter Bulletin Board.

In the efforts to build a management team the company issued stock to the new management team.

George Jackson, H K Dyal, Chris Davis and Craig Kitchens each received 1,000,000 shares of the Company’s $.001 par value common stock during the second quarter of 2005 valued at $220,000.

On December 30, 2005, the company issued 233,547 shares to consultant, Michael Ellis for services rendered in the amount of $10,000 during the 4th quarter.

During 2005, the Company leased office space from the Company’s president for $6,435.

On February 3, 2004, the Company authorized the issuance of an additional 6,791,287 restricted common shares to an affiliate in accordance with its agreement with the Company to receive 20% of the Company’s outstanding shares for providing funding. The Company also authorized the issuance of 100,000 shares to a director for accounting services.

On June 22, 2004, the Company authorized the issuance of a total of 11,105,755 restricted common shares to an officer and a total of 4,442,296 restricted common shares to another officer for services in 2003 and the first quarter of 2004, including shares previously authorized by the board. The Company also authorized the issuance of an additional 4,637,867 restricted common shares to an affiliate in accordance with its agreement with the Company to receive 20% of the Company’s outstanding shares for providing funding for Company operations.

On November 30, 2004 the Company authorized the issuance of a total of 2,499,999 restricted common shares to an officer, a total of 666,666 restricted common shares to another officer, and a total of 333,333 to a third officer for services in the second, third and fourth quarter of 2004. In addition, the Company authorized the issuance of an additional 1,000,000 restricted common shares to an officer and director for prior services rendered to the Company. The Company also authorized the issuance of 3,500,000 restricted common shares to an affiliate in connection with the affiliate providing financing for the Company’s initial in-house production. The Company also authorized moving the corporate headquarters with said offices to be provided by an affiliate.

10. COMMON STOCK

As of December 31, 2005, there were 93,649,589 shares of common stock outstanding. During the year ended, December 31, 2005 there were issued 18,698,380 common shares, the majority of which, 15,111,499 shares (81%) were issued to officers, staff and affiliates. The Company issued 5,467,078 (29%) shares for officers salaries, 5,063,655 (28%)shares were issued to Eagle Consulting for expenses in accordance with funding agreement, and 4,580,766 (24%) shares to officers, staff and consultants. The remaining 3,586,881 (19%)shares were issued for repayment of stockholders loans. The transactions were valued on the basis of the trading price of the common stock at the date on which the agreements and commitments were made.

As of December 31, 2004, there were 74,951,209 shares of common stock outstanding. During the year ended December 31, 2004 there were 41,094,776 common shares issued, the majority of which, 38,794,776 shares (94%), were issued to officers, staff and affiliates. 24,298,049 shares (59%) were issued to officers and staff and 14,496,727 shares (35%) were issued to an affiliate. The remaining 2,300,000 shares (6%) were issued for legal services (550,000 shares), the VedaLabs, Inc. settlement (1,000,000 shares) and the agreement with Corporate Awareness Professionals, Inc. (750,000 shares).

As a result of our agreement with the affiliate, the affiliate receives 20% of the Company’s common stock on an anti-dilutive basis in return for services and cash advances. The anti-dilutive provisions are in force through March 28, 2008. In addition, the affiliate has the option to receive 2,000,000 cashless options to purchase common shares at $0.03 per share. For each one dollar ($1) increase in the price of the Company’s stock, the affiliate shall be entitled to receive an additional two million options throughout the term of the agreement between the affiliate and the Company, which expires on March 28, 2008. In addition, the Company shall have the first right of refusal to purchase the options from the affiliate for the current market value once the affiliate notifies the Company that it intends to exercise the options. In the event the Company elects not to exercise this first right of refusal, and subject to applicable laws, the affiliate shall be entitled to exercise the sale of shares or options immediately thereafter. As of December 31, 2005, the affiliate has not exercised its right to receive the options and therefore no options have been granted. The affiliate’s right to receive the options and to exercise those options expires on March 28, 2008.

During the year ended December 31, 2004, the Company granted, under terms of a consulting agreement, 1,675,000 options to acquire common stock at $0.15 and 1,000,000 options at $0.15. The options expire on March 30, 2005. The Company determined the value of these options to be $351,000 based on the following calculation:

Risk Free Interest Rate         4.5%
Dividends                              None
Volatility                                 248%

The value of the options was expensed in the year ended December 31, 2004.

During the year ended December 31, 2003 the Company issued a total of 20,000,000 shares of its common stock to an affiliate in retirement of the affiliate’s $224,296 of debt with the Company.

During the year ended December 31, 2002 the Company issued 4,207,500 shares of its common stock to various parties for a variety of resources, services and technology.

During the year ended December 31, 2002, the Company entered into an agreement with an unrelated entity, to acquire their technology for 3,000,000 shares of the Company’s stock along with a note payable for $250,000. The Company was unable to fulfill the agreement due to a lack of financial resources. As a result, on October 23, 2003, the Company entered into a settlement agreement to return the technology, to issue 1,000,000 restricted common shares at fair market value of $0.04 per share. As of December 31, 2004 the Company had accrued a liability for the 1,000,000 shares at $40,000, which was fully satisfied with the issuance of the stock.

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At December 31, 2002, there were a total of 2,400,000 shares of its common stock in treasury resulting from two separate transactions. In April 2002 the Company repurchased 900,000 shares at and in May 2002, the Company repurchased 1,500,000 shares. The shares were acquired for par value of $0.001. During the year ended December 31, 2004, the Company retired these shares at their par value of $0.001 per share.

The transactions were valued on the basis of the trading price of the common stock at the date on which the agreements and commitments were made. The Company received no cash for any of the shares it issued in the years ended December 31, 2004 and 2003.

11. PREFERRED STOCK

On January 5, 2005, the Company designated two classes of preferred stock, Class A Convertible Preferred Stock and Class B Convertible Preferred Stock. Both classes have a par value of $.001 and 10,000,000 shares authorized. The Series A is reserved for employees, consultants and other professionals retained by the Company and the Series B is reserved for the Board of Directors. On June 30, 2005, the Company issued 5,100,00 shares of each Class A Convertible and Class B Convertible Preferred Stock to Robert Atwell. The Company recorded expense of $3,366,000 in connection with the Preferred Stock issuances.  The value of these transactions was based upon the trading value of the common stock into which the preferred stock may be converted.

The Class A Convertible Preferred Stock ranks junior to the Class B Convertible preferred stock as to the payment of dividends and distribution of assets. Dividends are payable only if declared by the Board of Directors and are not cumulative. Each share of Class A Convertible Preferred Stock entitles the holder to 50 votes. Holders of Class A Convertible Preferred Stock have the right, upon demand, to convert any or all of their Class A Preferred Stock into 2 (two) shares of Common Stock for each share of Class A Convertible Preferred share held. No shares were converted during 2005.

The Class B Convertible Preferred Stock ranks senior to the Class A Convertible Preferred Stock as to the payment of dividends and distribution of assets. Dividends are payable only if declared by the Board of Directors and are not cumulative. Each share of Class B Convertible Preferred Stock entitles the holder to 1,000 votes. Holders of Class B Convertible Preferred Stock have the right, once the thirty day moving average bid price of the common stock is at or exceeds $.15 per share to convert any or all of their Class B Preferred Stock into 10 shares of Common Stock for each share of Class B Convertible Preferred Stock held. In the event of liquidation, holders of Class B Convertible Preferred Stock shall rank senior to Class A Convertible Preferred stock and be entitled to $1.00 per each Class B Convertible Preferred Stock share held. No shares were converted during 2005.

12. GAIN ON EXTINGUISHMENT OF DEBT

During the year ended December 31, 2003, the Company entered into a settlement agreement with an unrelated entity to return assets which the Company had made a commitment to purchase for $250,000 plus interest. As retirement of the debt the Company issued 1,000,000 restricted common shares valued at $0.04 per share ($40,000). The gain on extinguishment of debt for the years ended December 31, 2003 and 2002 was $255,500 and $0 respectively.

Camelot Entertainment Group, Inc.
(a development stage company)
Balance Sheet (Unaudited)
September 30, 2006

ASSETS
September 30,
2006
Unaudited
Current Assets
Cash	$876
Prepaid Expenses	17,894

Total Current Assets	18,770

Investments

Scripts Costs	113,300

Subtotal	113,300

Total Assets	$132,070

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts Payable and accrued liabilities	$377,324

Stockholder advances	401,982

Total Current Liabilities	779,306

Total Liabilities	779,306

Stockholders' Equity (Deficit)
Common Stock; Par Value $.001 Per Share; Authorized
150,000,000 Shares; 93,649,589 Shares
Issued and Outstanding.	93,649

Class A Convertible Preferred Stock; Par Value $.001 per share	5,100
Authorized, issued and outstanding 5,100,000 shares

Class B Convertible Preferred Stock; Par Value $.001 per share	5,100
Authorized, issued and outstanding 5,100,000 shares

Subscription Receivable	(258,072)

Capital in Excess of Par Value	11,923,586
Deficit Accumulated During the Development Stage	(12,416,599)

Total Stockholders' Equity (Deficit)	(647,236)

Total Liabilities and Stockholders' Equity (Deficit)	$132,070

The accompanying notes are an integral part of theses financial statements.

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Camelot Entertainment Group, Inc.
Statements of Operations (Unaudited)

					From
					Inception on
					April 21, 1999
	For the Three Months Ended,		For Nine Months Ended		through
	30-Sep	30-Sep	30-Sep	30-Sep	September 30,
	2006	2005	2006	2005	2006

REVENUE	$-	$-	$-	$-	$58,568

Total Revenue	$-	$-	$-	$-	$58,568

EXPENSES
Costs of services					95,700
Sales and Marketing					53,959
Research & Development					252,550
General & Administrative	198,022	127,024	591,740	730,295	9,184,302
Impairment of assets					2,402,338
Impairment of investments in
other companies					710,868

Total Expenses	198,022	127,024	591,740	730,295	12,699,721

NET OPERATING LOSS	(198,022)	(127,024)	(591,740)	(730,295)	(12,641,153)

OTHER INCOME (EXPENSES)

Interest (Expense)	-	-	-	-	(9,294)
Other income (expense)	-	-	-	-	(21,652)
Gain on extinguishment of debt	-	-	-	-	255,500

Total Other Income (Expenses)	-	-	-	-	224,554

NET LOSS	$(198,022)	$(127,024)	$(591,740)	$(730,295)	$(12,416,599)

BASIC LOSS PER COMMON SHARE	(0.0021)	(0.0016)	(0.0063)	(0.0098)	$(0.29)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	93,649,589	83,075,965	93,649,589	83,075,965	42,178,165

The accompanying notes are an integral part of these financial statements.

Camelot Entertainment Group, Inc.
Statements of Cash Flows (Unaudited)

			From
			Inception on
			April 21, 1999
	For Nine Months Ended		through
	September 30,	September 30,	September 30,
	2006	2005	2006

OPERATING ACTIVITIES

Net (loss) income for the period	$(591,740)	$(730,295)	$(12,416,599)

Adjustments to reconcile net (loss) to cash provided (used) by operating activities:
Value of options expensed	-		351,000
Gain on extinguishment of debt	-		(255,500)
Depreciation			3,997
Amortization of deferred compensation	-		1,538,927
Common Stock issued for debt			194,171
Common Stock issued for services	-	384,843	1,939,732
Common Stock issued for expense reimbursement	-	55,462	354,788
Common Stock issued for technology			19,167
Impairment of investments in other companies	-		710,868
Impairment of assets			2,628,360
Prepaid services expensed	2,392		531,429
Expenses paid through notes payable proceeds			66,489
Loss on disposal of property and equipment			5,854
Preferred Stock issued to stockholder			3,366,000
Change in assets and liabilities:
(increase) decrease in other current assets	(11,195)	(18,615)	(18,810)
Increase (decrease) in accounts payable & other a/p	290,914	55,876	409,381
Increase (decrease) in due to officers	-	-	-
Net Cash provided (used) by operating activities	(309,629)	(252,729)	(570,745)

Cash flows from investing activities:
Purchase of fixed assets			$(6,689)
Purchase of assets-Script Costs	(94,500)	(12,400)	(113,300)
Cash provided (used) from investing activities	(94,500)	(12,400)	$(119,989)

Cash flows from financing activities:
Contributed capital			25,500
Advanced from affiliate/stockholder loans for cash flow	401,982	264,512	629,658

Proceeds from issuance of common stock			30,835
Increase (decrease) in notes payable	0		-

Cash provided (used) in financing activities	307,482	264,512	570,481

Increase (decrease) in cash	(2,147)	(617)	(264)

Cash at beginning of period	3,023	1,140	1,140

Cash at the end of the period	$876	$523	$876

The accompanying notes are an integral part of these financial statements

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Camelot Entertainment Group, Inc.
Statement of Cash Flows (Unaudited)
(continued)

		From
		Inception on
		April 21, 1999
For Nine Months Ended		through
September 30,	September 30,	September 30,
2006	2005	2006

Supplemental Cash Flow Information

Interest Paid	0	0	$31,000

Supplemental Disclosure of Non Cash Investing and Financing Activities:

Issuance of common stock for
property and equipment	0	0	$1,153,162

Issuance of common stock
for licensed technology	0	0	938,000

Purchase of Treasury Stock	0	0	2,400

Issuance of common stock
for debt	0	0	40,000

Purchase of licensed technology
for debt to seller	0	0	250,000

Issuance of common stock for prepaid
and other assets	0	0	1,726

Prepayment of services for
common stock	0	0	2,046,000

Investments in other
companies	0	0	710,000

Conversion of debt to
common stock	0	0	225,500

Forgiveness of debt by
stockholder	0	0	31,489

The accompanying notes are an integral part of these financial statements

Camelot Entertainment Group, Inc.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (Unaudited)

						(Deficit)
						Accumulated
	Common Stock		Preferred Stock		Additional	During
					Paid-In	Development	Subscription	Deferred
	Shares	Amount	Shares	Amount	Capital	Stage	Receivable	Compensation	Total

Balance at January 1, 2004	33,856,433	33,857	0	0	5,464,539	-6,059,442	0	0	-561,046

Shares issued for services	100,000	100	-	-	2,900	-	-	-	3,000
Shares issued for financing	6,791,287	6,791	-	-	196,948	-	-	-	203,739
Subscriptions receivable for financing agreement	0	0	-	-	-	-	-116,069	-	-116,069
Net (loss) for the three months ended March 31, 2004	0	0	-	-	-	-131,681	-	-	-131,681
Balance at March 31, 2004	40,747,720	$40,748	$0	$0	$5,664,387	(6,191,123.00)	($116,069)	$0	($602,057)
Share issued for services	24,009,000	24,009	-	-	1,085,500	-	-	-	1,109,509

Share issued for financing	7,604,562	7,605	0	0	221,460	-	(316,003)	-	(86,938)
Advances offset sub a/r	-	-	-	-	-	-	174,000	-	174,000
Shares issued for debt	1,000,000	1,000	0	0	39,000	-	-	-	40,000

Shares issued for amt due	1,589,927	1,590	0	0	47,000	-	-	-	48,590
Value of option exercised	-	-	-	-	351,000	-	-	-	351,000
Net (loss)	-	-	-	-	-	(1,161,756)	-	-	(1,161,756)
Balance as of December 31, 2004	74,951,209	74952	0	0	7408347	(7,324,719)	-	-	158,580

Net (loss) 1st quarter	-	-	-	-	-	(117,096)	-	-	(117,096)

Balance at March 31, 2005	74,951,209	74,952	$0	$0	7,408,347	(7,441,815)	(258,072)	$0	(216,588)

Shares issued for	4,000,000	4,000	0	0	216,000	0	-	-	220,000
consulting services

Shares issued for	2,276,033	2,276	0	0	187,568	0	-	-	189,844
officers salaries

Shares issued to	1,848,723	1,849	0	0	79,078	0	-	-	80,927
Eagle for expenses paid
Net Loss					-	(486,174)	-	-	(486,174)
Subtotals for 2nd quarter	8,124,756	8,125	0	0	482,646	(486,174)	-	-	4,597

Balance at June 30, 2005	83,075,965	83,076	0	0	7,890,993	(7,927,989)	(258,072)	-	(211,991)

Net Loss	-	-	-	-	-	$(127,024)	-	-	$(127,024)
Balance at Sept 30, 2005	83,075,965	83,076	0	0	7,890,993	$(8,055,013)	($258,072)	-	(339,015)

Shares issued for	233,547	233	0	0	9,767	-	-	-	10,000
consulting services

Shares issued for	3,538,263	3,538	0	0	171,462	-	-	-	175,000
officers salaries

Shares issued to	1,452,662	1,453	0	0	118,219	-	-	-	119,672
Eagle for expenses paid

Shares issued to Eagle	1,762,271	1,762	-	-	120,991	-	-	-	122,753
20% of shares issued
Shares issued for	3,586,881	3,587	-	-	256,354	-	-	-	259,943
Stockholder loans 2005
Net Loss 4th Quarter	-	$-	$-	$-	$-	$(3,769,845)	$-	$-	$(3,769,845)
Class A Preferred Stock issued	-	-	5,100,000	5,100	555,900	-	-	-	561,000
Class B Preferred Stock issued	-	-	5,100,000	5,100	2,799,900	-	-	-	2,805,000

Balance at Dec 31, 2005	93,649,589	93,649	10,200,000	10,200	11,923,586	(11,824,859)	(258,072)	-	(55,496)

Net Loss	-	-	-	-	-	(190,762)	-	-	-

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Camelot Entertainment Group, Inc.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (Unaudited)
(continued)

Balance at March 31, 2006	93,649,589	93,649	10,200,000	10,200	11,923,586	(12,015,621)	(258,072)	-	(246,257)

Net Loss	-	-	-	-	-	(202,956)	-	-	-

Balance at June 30, 2006	93,649,589	93,649	10,200,000	10,200	11,923,586	(12,218,576)	(258,072)	-	(449,213)

Net Loss	-	-	-	-	-	(198,022)	-	-	-

Balance at September 30, 2006	93,649,589	93,649	10,200,000	10,200	11,923,586	(12,416,599)	(258,072)	-	(646,960)

The accompanying notes are an integral part of these financial statements

CAMELOT ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED, SEPTEMBER 30, 2006

1.	ORGANIZATION AND BASIS OF PRESENTATION

Camelot Entertainment Group, Inc. (the Company), a Delaware corporation, which develops, produces, markets and distributes motion pictures, was originally incorporated with the intention of providing services and resources to entrepreneurs looking to launch novel products and ventures worldwide in exchange for an interest in the startup ventures.

The Company’s activities since inception have consisted of raising capital, recruiting a management team and entering into ventures and alliances with Affiliates. The Company has substantially relied on issuing stock to officers, directors, professional service providers and other parties in exchange for services and technology. As of December 31, 2002, the Company had written-off all of its investments due to impairments in the carrying value of the assets. Since inception, impairment of investments in other companies and of long-lived assets accounts for approximately 65% of the Company’s net losses.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had minimal revenues, has experienced material operating losses and has a stockholders’ deficit. These conditions, the loss of financial support from Affiliates, and the failure to secure a successful source of additional financial resources raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the classification of liabilities that may result from the outcome of this uncertainty.

Management’s plans with respect to the current situation consist of restructuring the Company’s debt and seeking additional financial resources from existing investors or others in implementing its new business model. However, instability in the stock price may make it difficult to find parties willing to accept the Company’s restricted shares of common stock in exchange for cash and or services required to execute its Plan of Operation. There is no assurance that such resources would be made available to the Company, or that they would be on financially viable terms.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all investment instruments purchased with maturities of three months or less to be cash equivalents.

 Basis Of Presentation

The unaudited financial statements included herein were prepared from the records of the Company in accordance with Generally Accepted Accounting Principles and in accordance with current securities regulations. These unaudited financial statements have been reviewed by our independent auditors. These financial statements reflect all adjustments, which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company's Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2005. The current interim period reported herein should be read in conjunction with the Company's Form 10-KSB subject to independent audit at the end of the year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

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CAMELOT ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED, SEPTEMBER 30, 2006

Income taxes

The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

Financial Instruments

Financial instruments consist primarily of obligations under accounts payable and accrued expenses, notes payable and capital lease obligations. The carrying amounts of accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. The carrying value of notes payable and capitalized lease obligations approximate fair value because they contain market value interest rates and have specified repayment terms. The Company has applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

Impairment of Long-Lived Assets

Impairment of long-lived assets is assessed by the Company whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets’ net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

Loss Per Common Share

The Company has adopted SFAS No. 128, Earnings per Share, which supersedes APB No. 15. Basic EPS differs from primary EPS calculation in that basic EPS does not include any potentially dilutive securities. Diluted EPS must be disclosed regardless of the dilutive impact to basic EPS. There were no potentially dilutive securities outstanding at September 30, 2006.

Revenue Recognition

Revenue consists of professional services. Revenues for services are recognized when the services are rendered. The amounts of such revenues are recorded based on the value of compensation received for the services. In the Company's current operations, compensation to the Company has consisted of stock in start up companies to whom the services were rendered.

Stock Based Compensation

Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS 148). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure requirements of SFAS 123 to require more prominent disclosures in annual and interim financial statements with regard to the method of accounting for stock-based employee compensation and the impact of the method used on reported results. The Company has elected to adopt the recognition provisions of SFAS 148 for stock-based compensation recorded for fiscal years beginning after December 15, 2002. The interim disclosure requirements of SFAS 148 are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

CAMELOT ENTERTAINMENT GROUP, INC.
NOTES TO FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED, SEPTEMBER 30, 2006

3. GOING CONCERN UNCERTAINTIES

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has experienced recurring operating losses and negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. The Company's continued existence is dependent upon its ability to increase operating revenues and/or obtain additional equity financing. In view of these matters, the Company has undergone a series of negotiations to obtain additional equity financing to enable it to achieve its strategic objectives. The Company has an agreement with Eagle Consulting Group, Inc., a Nevada corporation ("Eagle"), to provide equity financing. While Eagle has advanced the Company $401,982 during the first, second and third quarter of 2006, it appears unlikely that such funding will be enough to implement the Company's Plan of Operation during the remaining nine months of 2006 and beyond. As a result, the Company must find additional sources of financing in order to remain a going concern in the future. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4. COMMITMENTS AND CONTINGENCIES

The Company is delinquent on obligations to various vendors. Accounts payable and accrued expenses balances over 90 days past due as of September 30, 2006 was $39,549. The Company believes it has identified and accrued for all valid claims from creditors, consultants, stock option adjustments and vendors. Although there have been no specific disputes over these matters and related amounts, these third parties may assert additional claims as the Company attempts to settle all past due obligations.

The Company also has a non-dilution commitment with an Affiliate to issue 20% of all newly issued common shares to the Affiliate in exchange for funding cash flow deficits over the period specified in the agreement. The Company has not issued shares this quarter to this Affiliate.

5. ADVANCES FROM AFFILIATE

During the first and second and third quarter of 2006, the Company had not issued common shares to Affiliate. The Affiliate’s cash advances for the first and second and third quarter of $401,982 were covered under an agreement in which the Affiliate must fund the Company’s cash flow deficits over the period specified in the agreement. These advances were for general and administrative costs, cost of screenplays and prepaid exhibitors space for the quarter.

6. DUE TO OFFICERS

As of September 30, 2006, $337,500 was due to officers for salaries during the first, second and third quarter. No other amounts are currently due.

7. COMMON STOCK

No common stock was issued during the first, second or third quarter of 2006.

8. RELATED PARTY TRANSACTIONS

On March 30, 2003, the Company entered into an agreement with an Affiliate whereby the Company will issue 20% of its outstanding common shares in exchange for services and advances. No shares were issued during the first, second or third quarter of 2006. The Affiliate paid $401,982 in expenses on behalf of the Company during the first and second quarter of 2006.

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PROSPECTUS

28,094,877 SHARES OF COMMON STOCK

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

    Delaware law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Our Certificate of Incorporation provides that, none of our directors shall be liable to us or our stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involves a transaction from which the director derived an improper personal benefit.

In addition, our by-laws provide that we shall indemnify our officers, directors and agents to the fullest extent permissible under Delaware law, and in conjunction therewith, to procure, at our expense, policies of insurance. In addition, our by-laws provide that our directors shall have no liability for monetary damages to the fullest extent permitted under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$144.30
Transfer Agent Fees (1)	$2,000.00
Accounting fees and expenses (1)	$18,000.00
Legal fees and expenses (1)	$65,000.00
Consulting fees and expenses (1)	$120,000.00
Insurance fees and expenses (1)	$15,000.00
Document fees and expenses (1)	$20,000.00
Total (1)	$240,144.30

(1)	Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

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Item 26.	Recent Sales of Unregistered Securities.

During the fiscal year ended December 31, 2004, we issued 41,094,776 common shares issued, the majority of which, 38,794,776 shares, were issued to officers, staff, affiliates and consultants for services rendered. 24,298,049 shares were issued to officers and staff and 14,496,727 shares were issued to an affiliate. The remaining 2,300,000 shares were issued for legal services (550,000 shares), the VedaLabs, Inc. settlement (1,000,000 shares) and the agreement with Corporate Awareness Professionals, Inc. (750,000 shares). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering.

On June 30, 2005, we issued 5,100,000 shares each of Class A Convertible and Class B Convertible Preferred Stock to Mr. Atwell, our President, CEO and Chairman. The Company recorded expense of $3,366,000 in connection with the Preferred Stock issuances.  The value of these transactions was based upon the trading value of the common stock into which the preferred stock may be converted. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering.

During the fiscal year ended December 31, 2005, we issued 18,698,380 common shares, the majority of which, 15,111,499 shares were issued to officers, staff, affiliates and consultants for services rendered. The Company issued 5,467,078 shares for officers salaries, 5,063,655 shares were issued to Eagle Consulting for expenses in accordance with funding agreement, and 4,580,766 shares to officers, staff and consultants. The remaining 3,586,881 shares were issued for repayment of stockholders loans. The transactions were valued on the basis of the trading price of the common stock at the date on which the agreements and commitments were made. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering.

All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. Each of these stockholders was a sophisticated investor and had access to information regarding us. The offering was not a “public offering” as under Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these stockholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

On December 27, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $1,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the “Investors”). The initial funding of $600,000, of which we received net proceeds of $525,000, was completed on December 29, 2006 (the “Closing Date”). On the Closing Date, the following parties issued callable secured convertible notes as follows: AJW Capital Partners, LLC invested $52,200; AJW Offshore, Ltd. invested $358,800; AJW Qualified Partners, LLC invested $181,800; and New Millennium Capital Partners II, LLC invested $7,200.

Under the Securities Purchase Agreement, we will receive the principal amount of $400,000 when this SB-2 registration statement is declared effective by the SEC. At all times, we will issue callable secured convertible notes for such amounts. The note is convertible into our common shares at the lowest 3 intraday trading prices during the 20 trading days immediately prior to the conversion date discounted by 40%. The investors in the financing shall not be entitled to convert the promissory note if such conversion would result in any investor solely owning more than 4.99% of our outstanding shares of common stock.

Based on our recent financing, we have also issued seven year warrants to purchase 10,000,000 shares of our common stock, exercisable at $.15 per share. Each Warrant entitles to holder to one share of our common stock. The warrants were issued as follows: AJW Capital Partners, LLC - 870,000 warrants; AJW Offshore, Ltd. - 5,980,000 warrants; AJW Qualified Partners, LLC - 3,030,000 warrants; and New Millennium Capital Partners II, LLC - 120,000 warrants (the “Warrants”). The Warrants are not subject to registration rights.

In connection with the recent financing and pursuant to a Structuring Agreement, we also issued to Lionheart warrants representing the right to purchase up to 582,609 shares of our common stock under the same terms as the Warrants issued to the Investors.

The convertible notes and the warrants (the “Securities”) were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. No commissions were paid for the issuance of such Securities. The above issuance of Securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. The holders set forth above were each accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of Securities offered. We did not undertake an offering in which we sold a high number of Securities to a high number of investors. In addition, the holders set forth above had the necessary investment intent as required by Section 4(2) since they agreed to receive a share certificate bearing a legend stating that such shares underlying the Securities are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transaction.

Item 27.	Exhibits.

Exhibit No.	Title of Document	Location

3.1.1	Certificate of Incorporation	Incorporated by reference as Exhibit 2.1 to Form 10-KSB filed April 17, 2001

3.1.2	Amended Certificate of Incorporation	Incorporated by reference to Form 8-K filed June 29, 2004

3.2	By-laws	Incorporated by reference as Exhibit 2.1 to Form 10-KSB filed April 17, 2001

4.1	Securities Purchase Agreement dated December 27, 2006, by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.1 to Form 8-K filed on February 1, 2007

4.2	Form of Callable Convertible Secured Note by and among New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.2 to Form 8-K filed on February 1, 2007

4.3	Form of Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.3 to Form 8-K filed on January 4, 2007

4.4	Registration Rights Agreement dated December 27, 2006 by and among New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.4 to Form 8-K filed on January 4, 2007

4.5	Security Agreement dated December 27, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.5 to Form 8-K filed on January 4, 2007

4.6
Intellectual Property Security Agreement dated December 27, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC
Incorporated by reference as Exhibit 4.6 to Form 8-K filed on January 4, 2007

4.7	Structuring Agreement with Lionheart	Incorporated by reference as Exhibit 4.7 to Form 8-K filed on January 4, 2007

4.8	Stock Purchase Warrant issued to Lionheart Associates LLC d/b/a Fairhills Capital	Incorporated by reference as Exhibit 4.8 to Form 8-K filed on February 2, 2007

5.1	Opinion of legality and consent of Anslow & Jaclin, LLP, dated February 1, 2007	Filed herewith

14.1	Code of Ethics	Filed herewith

23.1	Consent of Epstein, Weber & Conover, PLC	Filed herewith

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Item 28.	Undertakings.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering: Undertaking pursuant to Item 512(a) of Regulation S-B

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Request for Acceleration of Effective Date: Undertaking pursuant to Item 512(e) of Regulation S-B

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c) For Purposes of Determining Liability under the Securities Act: Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California on February 2, 2007.

CAMELOT ENTERTAINMENT GROUP INC.

By:	/s/ Robert P. Atwell
ROBERT P. ATWELL
President, Chief Executive Officer

Date:	February 2, 2007

CAMELOT ENTERTAINMENT GROUP INC.

By:	/s/ George Jackson
GEORGE JACKSON
Secretary, Chief Financial Officer

Date:	February 2, 2007

CAMELOT ENTERTAINMENT GROUP INC.

By:	/s/ Michael Ellis
MICHAEL ELLIS
Chief Operating Officer

Date:	February 2, 2007

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

The undersigned directors and officers of Camelot Entertainment Group Inc. hereby constitute and appoint Robert P. Atwell, George Jackson, and Michael Ellis. with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert P. Atwell	President, Chief Executive Officer,	February 2, 2007
ROBERT P. ATWELL	Chairman

/s/ George Jackson	Secretary, Chief Financial Officer,	February 2, 2007
GEORGE JACKSON	Director

/s/ Michael Ellis	Chief Operating Officer	February 2, 2007
MICHAEL ELLIS

/s/ Jane Olmstead, CPA	Director	February 2, 2007
JANE OLMSTEAD, CPA

/s/ Rounsevelle Schaum	Director	February 2, 2007
ROUNSEVELLE SCHAUM